DEFINITIVE PROXY STATEMENT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

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☐	Soliciting Material Pursuant to § 240.14a-12

THE MCCLATCHY COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

April 2, 2013

To our Shareholders:

I am pleased to invite you to attend the 2013 Annual Meeting of Shareholders of The McClatchy Company on Tuesday, May 14, 2013 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year and (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. The notice of meeting and proxy statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously believes that the two (2) items proposed by the Board are in the best interests of McClatchy and its shareholders and recommends that you vote in favor of the Board’s recommendations on these proposals.

In addition to the items of business noted above, I will report to you at the meeting on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the internet to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your meeting ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Patrick J. Talamantes
President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

THE McCLATCHY COMPANY

TO BE HELD MAY 14, 2013

To our Shareholders:

The 2013 Annual Meeting of Shareholders of The McClatchy Company will be held on Tuesday, May 14, 2013, at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, for the following purposes:

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2013 fiscal year; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has chosen the close of business on March 18, 2013, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached proxy statement and the enclosed proxy card for the meeting are first being mailed to shareholders on or about April 2, 2013.

By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

April 2, 2013

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816. This proxy is for use at McClatchy’s 2013 Annual Meeting of Shareholders to be held on Tuesday, May 14, 2013, at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

This Proxy Statement contains important information regarding McClatchy’s 2013 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 18, 2013, the record date, there were outstanding 61,800,070 shares of McClatchy’s Class A Common Stock and 24,800,962 shares of McClatchy’s Class B Common Stock. The Board of Directors is first sending this Proxy Statement and form of proxy to shareholders on or about April 2, 2013.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, the Company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of directors, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the Company’s records as the owner of that share. If your name appears in the Company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the Company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by proxy through the mail, by telephone or over the internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 18, 2013, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the Company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner) authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold.

Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still vote by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may vote by proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; and FOR the ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the Company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the internet.

Voting by Mail.    By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet.    To vote on the internet, please follow the instructions included on your proxy card. If you vote on the internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to McClatchy’s corporate secretary; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s bylaws is a majority of the voting power of the issued and outstanding capital stock of the Company, must be present in person or represented by proxy in order to hold the meeting and to conduct business. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by proxy, either through the mail, by telephone or over the internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the New York Stock Exchange (“NYSE”) permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote that your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote. If you hold your shares through a broker, bank or other nominee it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement). Your broker, bank or other nominee will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement).

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote, on all matters other than the election of directors presented at the meeting. If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. Pursuant to the Company’s Bylaws, as amended and restated, and subject to Delaware General Corporation Law and applicable NYSE rules, shareholder approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Therefore, with respect to proposals other than the election of directors, under the Delaware General Corporation Law and applicable NYSE rules, an abstention has the same effect as a vote against the proposal. With respect to the election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the annual meeting. After the report is filed, you may obtain a copy by:

•	visiting our website at www.mcclatchy.com;

•	contacting our Investor Relations department at (916) 321-1844; or

•	viewing our Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2013. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 30, 2012 are available at www.rrdezproxy.com/2013/TheMcClatchyCompany.

PROPOSALS

Item 1.	Election of Directors

Overview

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

Ten of the eleven nominees are presently directors of McClatchy. S. Donley Ritchey, currently a Class A director, is retiring effective as of the annual meeting and therefore has decided not to stand for re-election to the Board. On March 19, 2013, the Board of Directors unanimously nominated Clyde W. Ostler to the slate of directors to be elected by the Class A shareholders at the annual meeting. The directors elected will serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. If any director nominee is unable or declines to serve as a director at the time of the meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. In addition, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions and broker non-votes will have no effect on the outcome of Item 1 since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions and you are a shareholder of record, your shares will be voted, as applicable based on the class or classes of shares you hold, FOR each of the Class A nominees for director proposed by the Board of Directors and/or FOR each of the Class B nominees for director proposed by the Board of Directors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Director

Elizabeth Ballantine, 64, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999, she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a life trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of the Durango Herald, Inc. of Durango, Colorado. Ms. Ballantine has significant experience and knowledge of media and publishing stemming from her service on the board of directors of Cowles Media Company as well as her involvement with her family-owned newspaper in Durango, Colorado.

Kathleen Foley Feldstein, 71, has been a director of McClatchy since 2006, joining the Board of Directors upon the close of McClatchy’s acquisition of Knight-Ridder, Inc. on June 27, 2006. Ms. Feldstein served on the Knight-Ridder board of directors from 1998 to the date of the acquisition. Since 1987, she has been president of Economics Studies, Inc., a private consulting firm in Massachusetts. She serves on the board of directors of BlackRock Closed End Funds and was chairman of the board of directors of McLean Hospital in Belmont, Massachusetts, from 2000 to 2008. She is a director of Catholic Charities of Boston, a social not-for-profit company. With her previous experience as a director of Knight-Ridder, extensive background as an economist, and former and current service on the boards of other public and not-for-profit companies, Ms. Feldstein brings to the Board expertise in corporate strategy development as well as financial and business acumen.

Clyde W. Ostler, 66, was nominated by our Board of Directors on March 19, 2013, to be elected as a director by our Class A shareholders at the 2013 Annual Meeting of Shareholders. In March 2011, Mr. Ostler retired from Wells Fargo and Company as a Group Executive Vice President, Vice Chairman of Wells Fargo Bank California and President of Wells Fargo Family Wealth. During his 40-year tenure with Wells Fargo, Mr. Ostler served in a number of capacities including Vice Chairman in the Office of the President, Chief Financial Officer, Chief Auditor, Head of Retail Branch Banking, Head of Information Technology, Head of Institutional and Personal Investments and Head of Internet Service. Mr. Ostler was a member of Wells Fargo’s management committee for over 25 years. He has served on a number of for-profit and not-for-profit boards. He is currently a member of the board of directors of EXLService Holdings, Inc. and is a member of the advisory council of FTV Capital, a private global investment company. From May 2002 to November 2006, Mr. Ostler served on the board of directors of Mercury Interactive Corporation and from November 1999 to November 2004, was a member of the board of directors of BARRA, Inc. Mr. Ostler is currently chairman of the Scripps Institution of Oceanography Directors’ Advisory Council. Mr. Ostler has extensive experience serving on boards of directors of public companies and his years of senior executive experience at a large financial institution give him significant executive leadership, management and financial oversight experience. His experience and background will qualify him to serve as one of the Board’s “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K upon his appointment to the Audit Committee, as expected in May 2013.

Nominees for Class B Director

Leroy Barnes, Jr., 61, has been a director of McClatchy since September 2000. Mr. Barnes is the retired vice president and treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was vice president and treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche Ross & Co., a predecessor of Deloitte & Touche LLP. Mr. Barnes received his bachelor’s and master’s degrees from Stanford University and his MBA from Stanford Business School. Mr. Barnes is also a member of the boards of directors of Frontier Communications, Inc. (formerly Citizens Communications, Inc.), Herbalife, Ltd., Principal Funds, Inc. and Principal Variable Contracts, Inc. Mr. Barnes’ experience as a finance executive at other publicly-traded companies as well as his service on other boards position him to critically review and oversee various managerial, strategic, financial and compliance-based considerations applicable to McClatchy. Mr. Barnes’ expertise also qualifies him to serve as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Molly Maloney Evangelisti,1 60, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects. As a longtime McClatchy employee, with nearly 20 years of hands-on experience at The Sacramento Bee, Ms. Evangelisti has an extensive knowledge of the Company’s people and business.

Brown McClatchy Maloney,1 57, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Radio Pacific, owner of KONP radio, an ABC affiliate in western Washington State. From 1988 through November 2011, he was the owner of Olympic View Publishing, publisher of the Sequim Gazette and Forks Forum. From 1974 to 1987, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News, The Sacramento Bee and The Fresno Bee. He served as the president of the Washington Newspaper Publishers Association from 1996 to 1997 and is the former president of the Washington Newspaper Publishers Association Foundation. Mr. Maloney’s ownership of various newspapers and radio stations provides him with valuable insight into McClatchy’s business strategy and industry challenges. He also has valuable executive leadership, management and entrepreneurial experience.

Kevin S. McClatchy,1 50, has been a director of McClatchy since September 1998, and non-executive Chairman of the Board since May 2012. From 1996 to 2007, he was the managing general partner and chief executive officer of the Pittsburgh Pirates Major League Baseball team. From 1994 to 1995, he was president of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as sales director for The Newspaper Network, Inc., advertising director at the Amador Ledger Dispatch and sales representative for The Sacramento Bee. As a former senior executive officer of a professional and minor league sports franchise, Mr. McClatchy has demonstrated leadership capability and extensive knowledge of the complex financial, operational and personnel issues facing large organizations. In addition, his years of experience working at McClatchy have given him extensive knowledge of its business.

William McClatchy,1 51, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and co-founder of Index Investing, LLC. He currently serves as editor of Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999, Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996, Mr. McClatchy worked as a reporter for The Fresno Bee. Mr. McClatchy’s founding of a financial and investing website, in conjunction with his continued involvement in the digital world as editor of ETFzone.com, positions him to offer unique knowledge and perspective of McClatchy’s digital business and assets.

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Ms. Evangelisti and Mr. Maloney.

Theodore R. Mitchell, 56, has been a director of McClatchy since September 2001. He is president and chief executive officer of NewSchools Venture Fund, a national funder of education innovations, a position he has held since September 2005. He also served as president of the California State Board of Education. He was president of Occidental College in Los Angeles, a position he held from July 1999 to August 2005. Mr. Mitchell was vice president of education and strategic initiatives at the J. Paul Getty Trust from 1998 to 1999. Mr. Mitchell held various positions with the University of California, Los Angeles from 1992 to 1998, including serving as vice chancellor, academic planning and budget, and vice chancellor for external affairs. He served as deputy to the president and to the provost of Stanford University from 1991 to 1992. Prior to that time, he was a professor at Dartmouth College, where he also served as chair of the Department of Education. Mr. Mitchell’s experience as a leader of educational institutions and businesses provides the Board with valuable insight into the needs of McClatchy’s communities and business development strategy.

Patrick J. Talamantes, 48, has been a director and President and Chief Executive Officer of McClatchy since May 2012. Prior to this appointment, Mr. Talamantes served as Vice President, Finance, and Chief Financial Officer of McClatchy since April 2001 and also oversaw the Company’s operations in Florida beginning in May 2011. Prior to joining McClatchy, he was with Sinclair Broadcast Group, Inc., a television broadcasting company, from 1996 to 2001, and served the last two years as chief financial officer. Mr. Talamantes was treasurer of River City Broadcasting LP, a broadcasting company located in St. Louis, from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York. Mr. Talamantes’ proven operating experience and extensive knowledge of the Company make him a valuable asset to the Company. This experience and knowledge put him in a position to work proactively with the Board to develop and implement the Company’s business strategy in the coming years.

Frederick R. Ruiz, 69, has been a director of McClatchy since July 1993. He serves on the board of directors of Ruiz Foods, Inc., a privately-held frozen food company, and was president and chief executive officer of that company from 1990 to 2008. Mr. Ruiz currently serves on the boards of directors of the University of California Board of Regents and the California Chamber of Commerce. He is a member of the Board of Trustees, University of California Merced and the President’s Advisory Board, California State University, Fresno. Mr. Ruiz’s leadership skills and experience with his family-owned company provide him with expertise in corporate strategy development and organizational issues.

Other Executive Officers

Heather L. Fagundes, 44, has been Vice President, Human Resources of McClatchy since April 2004. Ms. Fagundes was director of human resources for McClatchy corporate from December 1996 to April 2004. Ms. Fagundes joined McClatchy in 1992 as a human resources generalist. Ms. Fagundes was the chairperson of the 2004 Sacramento Workplace Excellence Leaders Award Committee and in 2002 was the president of the Sacramento Area Human Resources Association.

Anders Gyllenhaal, 61, has been McClatchy’s Vice President, News and Washington editor since November 2010. Before his corporate appointment, Mr. Gyllenhaal was the senior vice president and executive editor of The Miami Herald from 2007 to 2010. He has led two other McClatchy newsrooms over his career: from 2002 to 2007 he was editor and senior vice president of the Minneapolis Star Tribune under McClatchy ownership and from 1997 to 2007 he was executive editor of The News & Observer in Raleigh, North Carolina. Mr. Gyllenhaal served as chairman of the Pulitzer Prize Board from 2009 to 2010 and was a member of the Pulitzer Prize Board from 2001 to 2010.

Christian A. Hendricks, 50, has been Vice President, Interactive Media of McClatchy since August 1999. He joined McClatchy in 1992 as advertising manager, marketing for The Fresno Bee. From 1993 to 1994 he served as marketing director for The Fresno Bee. In 1994 he was named manager of technology for McClatchy. He held this position until 1996 when he was promoted to president and publisher of Nando Media (now known as McClatchy Interactive), McClatchy’s interactive publishing and software development operation, where he served until August 1999. Mr. Hendricks serves on the Newspaper Association of America board of directors.

Elaine Lintecum, 57, has been Vice President, Finance and Chief Financial Officer of McClatchy since May 2012, prior to which she was Treasurer of McClatchy since December 2002. Ms. Lintecum joined McClatchy in 1988 as the corporate analyst responsible for external financial reporting and for SEC compliance. She was promoted to investor-relations manager in 1993 and was named assistant treasurer and director of treasury services in 2000. Prior to joining McClatchy, Ms. Lintecum worked for Deloitte, Haskins & Sells, a predecessor of Deloitte & Touche LLP, as a certified public accountant.

Karole Morgan-Prager, 50, has been General Counsel and Corporate Secretary of McClatchy since July 1995 and was named Vice President in May 1998. In May 2012 she was also named Vice President, Corporate Development. From 1992 to 1995, she was associate general counsel of The Times Mirror Company. She was an associate with the law firm of Morrison & Foerster LLP from 1987 to 1992. Ms. Morgan-Prager is a member of the National Advisory Council of the National Center for Courts and Media and a Member of the board of directors of the Media Law Resource Center.

Robert J. Weil, 62, has been Vice President, Operations of McClatchy since September 1997, overseeing McClatchy’s operations in California, the Northwest, Texas, Kentucky and Pennsylvania. He was named to this position after 17 years as a newspaper publisher. Mr. Weil joined McClatchy as publisher of The Fresno Bee in 1994. From 1992 to 1994, he was president and chief operating officer for Persis Media, a privately held company with newspapers in Washington and Tennessee. Mr. Weil held other senior management positions with Persis and Gannett Co. from 1973 to 1992. He currently serves as vice chairman of the board of trustees of the Newspaper Association of America Foundation and is former vice chairman of the board of directors of the American Press Institute. He is a member of the board of directors for the Southern Newspaper Publishers’ Association.

Mark Zieman, 52, has been Vice President, Operations of McClatchy since June 2011, overseeing 13 McClatchy newspapers in the Midwest, South and Southeast. Prior to his corporate appointment, Mr. Zieman served as president and publisher of The Kansas City Star from March 2008 to June 2011, and held various editorial positions at The Kansas City Star from 1986 to 2008.

Item 2.	Ratification of Deloitte & Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 29, 2013. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available at the annual meeting of shareholders to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2012 and 2011.

	2012	2011
Audit Fees(1)	$2,796,600	$2,530,000
Audit-Related Fees(2)	210,000	215,000
Tax Fees	—	—
All Other Fees	—	—

Total	$3,006,600	$2,745,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

In considering the services provided by Deloitte & Touche LLP, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the fees paid or accrued reflected in the table above were paid or accrued in connection with engagements that were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for McClatchy, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) subject to the procedure established by the Audit Committee, by the chairman of the Audit Committee if the fees for services involved are less than $50,000.

Voting Matters

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MCCLATCHY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND BOARD MATTERS

General Board Matters

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics prohibits our officers, directors and employees from engaging in any hedging transactions involving the Company’s stock or any options to purchase Company stock or stock appreciation rights related to the Company’s stock. Our codes of business conduct and ethics can be found on our website at www.mcclatchy.com. Any waivers of the code of ethics for senior officers or directors will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Mr. Talamantes, President and Chief Executive Officer, has no material relationship with the Company and is “independent” within the meaning of the NYSE listing standards, as currently in effect. In making its independence determination with respect to the directors who are members of the McClatchy family, the Board considered the overall nature of these familial relationships and concluded that these relationships were not material with respect to the independence of the directors who are members of the McClatchy family. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board has 11 directors. S. Donley Ritchey, currently a Class A director, is retiring effective as of the annual meeting and therefore has decided not to stand for re-election to the Board. On March 19, 2013, the Board determined to nominate Clyde W. Ostler for election to the Board as a Class A director. The Board has the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies.

The Board of Directors met eight (8) times during fiscal 2012. No director attended fewer than 75% of the aggregate number of meetings of the Board and any committee on which such director served. All directors attended the last annual meeting of shareholders. The Board has no formal policy regarding attendance at the Company’s annual meetings of shareholders.

Leadership Structure

Our Board is committed to adopting governance policies and practices that promote the most effective and ethical management of the Company. In that regard, the Board believes that it is important to retain maximum flexibility to determine the Company’s optimal leadership structure and to choose the best qualified person(s) to serve in the roles of Chief Executive Officer and Chairman of the Board. Accordingly, in March 2012 the Board adopted a by-law amendment which provides that the Board may elect a Chairman who is not an executive officer of the Company and amended the Company’s Corporate Governance Guidelines to reflect the separation of the roles of Chairman of the Board and Chief Executive Officer.

In March 2012, the directors considered the Board’s leadership structure in connection with the announced departure in May 2012 of then-current Chief Executive Officer and Chairman, Gary Pruitt. At that time, the Board determined that the designation of an independent, non-executive Chairman is the current optimal leadership structure for the Company because it provides the Board with independent leadership and allows Mr. Talamantes, the Company’s current President and Chief Executive Officer, to concentrate on the Company’s business operations. This leadership structure has no impact on the Board’s oversight of risk. Mr. Kevin McClatchy, who has served as a director since 1998, was elected as the Chairman of the Board in May 2012.

Compensation Committee

Until May 16, 2012, S. Donley Ritchey served as the chairman and Leroy Barnes, Jr., Molly Maloney Evangelisti and Theodore R. Mitchell served as members of the Compensation Committee. On May 16, 2012, Mr. Barnes was named chairman of the Compensation Committee. Mr. Ritchey continued to serve as a member. As set forth in its charter, the Compensation Committee reviews and approves goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also determines the compensation of the Chief Executive Officer and the other executive officers and recommends to the Board of Directors compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the Compensation Discussion and Analysis for inclusion in the proxy statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the proxy statement, prepares a Compensation Committee report for inclusion in the Company’s proxy statement, and annually reviews the Compensation Committee charter and performance. The report of the Compensation Committee is included in this Proxy Statement on page 23.

The Compensation Committee generally meets in July each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Compensation Committee meets again in December each year to determine cash compensation (including base salary and bonus targets) for the executive officers, other than the Chief Executive Officer’s bonus targets (as discussed below), for the following fiscal year. The Chief Executive Officer then determines the particular bonus goals for the other executive officers within the targets established by the Committee. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for the Chief Executive Officer and to set the bonus formula for his bonus for the current fiscal year. In addition, in January the Chief Executive Officer reviews the estimated bonus awards for the other executive officers with the Committee and with input from the Committee determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained. As of 2012, the Compensation Committee makes all equity and other long-term incentive grants to executive officers, including the named executive officers, at its February meeting each year. For additional information on the Chief Executive Officer’s role in the executive compensation setting process for our named executive officers in 2012, see the “Compensation Discussion and Analysis” below.

For assistance and objective data in determining the compensation of the executive officers, the Compensation Committee engaged Exequity, an independent outside executive compensation consultant, to analyze general market trends in executive compensation and the compensation of the Company’s executive officers, including the named executive officers, compared to competitive information pulled from the Towers Watson Executive Compensation Data Bank Media Survey, a comprehensive survey of the compensation paid by other media companies. The Compensation Committee also engaged Exequity in 2012 to work with senior management to review the Company’s existing practices for granting annual equity incentive and long-term incentive awards to eligible employees, and to make recommendations for changes that would continue to take into consideration pay for performance, alignment with shareholder interests, motivation to achieve the long-term strategic goals of the Company and cost factors including accounting expense, cash and shareholder dilution. Exequity met with management and provided examples of other equity-based and long-term incentive awards, and worked to help develop an approach approved by the Compensation Committee for the 2013 awards for senior executives that resulted in grants of stock appreciation rights and a three-year long-term cash incentive plan based on cumulative free cash flow performance. (Refer to the section entitled “2013 Long-Term Incentive Awards” for further information.) The new approach achieves the program objectives.

Exequity does not determine or recommend the amount or form of executive officer or non-employee director compensation, but instead provides requested data to the Compensation Committee, as more fully described in the “Compensation Discussion and Analysis” below. The Compensation Committee believes that the work of Exequity did not raise a conflict of interest and did not impair Exequity’s ability to provide independent advice to the Compensation Committee concerning executive compensation matters. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) other services provided to us by Exequity; (2) fees paid by us as a percentage of Exequity’s total revenue; (3) policies or procedures maintained by Exequity that are designed to prevent a conflict of interest; (4) any business or personal relationships between Exequity consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual Exequity consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Exequity or the individual consultants involved in the engagement.

Pursuant to a delegation by the Compensation Committee, during 2012 the CEO had the authority to grant a limited number of stock appreciation rights (“SARs”) and awards under the Company’s Long-Term Incentive Plan to non-executive employees. The Compensation Committee determines the total number of SARs and Long-Term Incentive Plan awards that the Chief Executive Officer is permitted to grant annually. The grants are made to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to the NYSE listing rules. The Compensation Committee held seven (7) meetings during fiscal 2012.

Audit Committee

During 2012, S. Donley Ritchey served as the chairman and Leroy Barnes, Jr., Kathleen Foley Feldstein, and Frederick R. Ruiz served as members of the Audit Committee. Mr. Barnes also serves on the audit committees of Frontier Communications, Inc. (formerly Citizens Communications, Inc.), Herbalife, Ltd., Principal Funds, Inc. and Principal Variable Contracts, Inc. The Board has made an affirmative determination that service on such other audit committees does not impair Mr. Barnes’ ability to serve effectively on McClatchy’s Audit Committee. The Board has designated Mr. Barnes and Mr. Ritchey, who qualifies as “independent” within the meaning of the NYSE listing standards, as currently in effect, as “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance, if provided by the Company; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for outside legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties. The Audit Committee regularly meets separately with members of management, the director of internal audit and McClatchy’s independent auditors. The Audit Committee held eleven (11) meetings during fiscal 2012. The report of the Audit Committee is included in this Proxy Statement on page 47.

Committee on the Board

Theodore R. Mitchell serves as the chairman and Elizabeth Ballantine, Leroy Barnes, Jr., Molly Maloney Evangelisti and Kevin S. McClatchy serve as members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board of Directors and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and performance. The Committee on the Board held three (3) meetings during fiscal 2012.

Nominating Committee

Until May 16, 2012, Theodore R. Mitchell served as the chairman and Elizabeth Ballantine, Brown McClatchy Maloney and S. Donley Ritchey served as members of the Nominating Committee. On May 16, 2012, Mr. Maloney was named chairman of the Nominating Committee. Mr. Mitchell continued to serve as a member. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The Nominating Committee evaluates and recommends the proposal for the board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held five (5) meetings during fiscal 2012.

Pension and Savings Plans Committee

During 2012, Leroy Barnes, Jr. served as the chairman and Kevin S. McClatchy, William McClatchy, Theodore R. Mitchell and, from May 16, 2012, Patrick J. Talamantes, served as members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two (2) meetings during fiscal 2012.

Board of Director’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

With respect to the Company’s compensation plans and arrangements, the Company believes that its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In evaluating whether the Company’s compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company, the Compensation Committee considered all of the components of our compensation program.

With respect to executives, as described in the Compensation Discussion and Analysis section beginning on page 24, certain objectives serve as the foundation of our compensation program, including (i) basing compensation on the performance of the executives in managing our Company; (ii) avoiding compensation based on short-term performance of our stock, whether favorable or unfavorable; (iii) focusing our senior management on long-term operating performance of the Company by awarding stock and other long-term incentive awards; and (iv) while focusing on the long-term success of the Company, recognizing that annual business and individual performance goals are essential components within our executive compensation program. The Company compensates its executives through a mix of annual base salary, annual cash incentives based on performance objectives of an individual and unit and/or company-wide basis; long-term cash and equity incentives; retirement benefits and health and welfare benefits. We believe these components have been structured so that inappropriate risk-taking is not encouraged or incentivized, and that the overall design of our compensation program aligns the interests of the Company’s employees with those of our shareholders. As outlined in the Compensation Discussion and Analysis section beginning on page 24, the Company utilizes clear performance metrics for our executive compensation programs, which we believe are consistent with industry practice and designed to be simple, understandable and transparent to all.

For our non-management employees generally, annual base salary, retirement benefits and health and welfare benefits constitute the primary sources of compensation, except that our advertising salespeople receive commission compensation based predominately on advertising revenue. Management employees may additionally be eligible for annual cash incentives based on performance objectives of the individual and unit and Company financial goals. As is the case with our executive incentive compensation programs, the Company has in place internal controls to ensure that management cash incentives are paid based on actual business results. As a result, the Company believes that for employees at large, our compensation program has not been structured to encourage or incentivize inappropriate risk-taking.

The Committee on the Board and the Nominating Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, the Committee on the Board manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. In assessing a candidate, the Nominating Committee will consider skills; diversity; age; independence; experience in areas such as operations, journalism, finance, interactive media and marketing; geography and the general needs of the Board. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diversity, such as diversity of gender; race and national origin; education; professional experience; and differences in viewpoints and skills. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all nominees. The Nominating Committee believes that the current directors, considered as a group, provide a significant composite mix of diversity that allows the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2013 annual meeting were recommended by the Nominating Committee in early 2013.

Executive Sessions

Executive sessions of non-management directors are held at each regular meeting of the Board. In addition, at least once each year, the independent directors meet in executive session. During part of 2012 when the positions of Chairman of the Board and CEO were held by the same individual, executive sessions of the Board were scheduled and chaired by the chairperson of the Committee on the Board, Theodore R. Mitchell. When those roles were separated in May 2012, executive sessions of the Board were scheduled and chaired by the Chairman of the Board, Kevin McClatchy. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors

The McClatchy Company

c/o Corporate Secretary

2100 Q Street

Sacramento, CA 95816

All communication received will be reviewed and processed by the corporate secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the chairperson of the Committee on the Board at the address above.

PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 18, 2013, by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options exercisable within 60 days following the record date are deemed beneficially owned by the person holding those options. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the SEC rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this Proxy Statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

		Deemed Beneficial Ownership of Class A Common Stock
Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock		Percent of Class
Kevin S. McClatchy	26,200	13,883,222	(2)(3)	18.35%
William McClatchy	26,690	12,931,690	(2)(4)	17.31%
Leroy Barnes, Jr.	26,200	12,526,200	(2)	16.86%
Theodore R. Mitchell	26,200	12,526,200	(2)	16.86%
Molly Maloney Evangelisti	127,377	4,655,877		7.02%
Brown McClatchy Maloney	32,551	4,499,991		6.79%
Elaine Lintecum	5,449	70,449	(5)	*
Robert J. Weil	35,594	370,594	(6)	*
Patrick J. Talamantes	83,954	391,454	(7)	*
Karole Morgan-Prager	30,068	255,068	(8)	*
Mark Zieman	—	82,500	(9)	*
Elizabeth Ballantine	68,290	68,290		*
Frederick R. Ruiz	44,075	44,075		*
S. Donley Ritchey	28,825	28,825		*
Kathleen Foley Feldstein	28,383	28,383		*
Clyde W. Ostler	—	—		*
Bestinver Gestion S.A., SGIIC	3,122,623	3,122,623	(10)	5.05%
BlackRock, Inc.	3,315,525	3,315,525	(11)	5.36%
BlueMountain Capital Management, LLC	4,614,538	4,614,538	(12)	7.47%
Contrarius Investment Management Limited	6,493,431	6,493,431	(13)	10.51%
Dimensional Fund Advisors LP	3,821,715	3,821,715	(14)	6.18%
Morgan Stanley	5,516,303	5,516,303	(15)	8.93%
All executive officers and directors as a group (18 persons)	703,921	25,457,383	(16)	29.41%

*	Represents less than 1%.

(1)

All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Bestinver Gestion S.A., SGIIC, Madrid, Spain, Calle Juan de Mena, no 8, 28014; (ii) BlackRock Inc., 40 East 52nd Street, New York, NY 10022; (iii) BlueMountain Capital Management, LLC, 280 Park Avenue, 5th Floor East, New York, NY 10017; (iv) Contrarius Investment Management Limited, 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands; (v) Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746; and (vi) Morgan Stanley and Morgan Stanley Capital Services, LLC, 1585 Broadway, New York, NY 10036.

(2)

Includes 12,500,000 shares of Class B Common Stock held under three separate trusts, two of which hold 4,166,667 shares and the third which holds 4,166,666 shares. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, Leroy Barnes and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(3)

Includes 449,527 shares of Class B Common Stock held by a trust of which Kevin McClatchy is the sole trustee but not a beneficiary. Kevin McClatchy has sole voting and investment control with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(4)

Includes 405,000 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(5)	Includes 65,000 shares subject to stock appreciation rights which are currently exercisable or exercisable within 60 days.
(6)	Includes 335,000 shares subject to stock appreciation rights which are currently exercisable or exercisable within 60 days.
(7)	Includes 307,500 shares subject to stock appreciation rights which are currently exercisable or exercisable within 60 days.
(8)	Includes 225,000 shares subject to stock appreciation rights which are currently exercisable or exercisable within 60 days.
(9)	Includes 82,500 shares subject to stock appreciation rights which are currently exercisable or exercisable within 60 days.
(10)	Based on a Schedule 13G/A filed on December 9, 2011.
(11)	Based on a Schedule 13G/A filed on February 12, 2013.
(12)	Based on a Schedule 13G/A filed on February 13, 2013.
(13)	Based on a Schedule 13G/A filed on February 8, 2013.
(14)	Based on a Schedule 13G filed on February 11, 2013. Dimensional Fund Advisors LP has sole voting power with respect to 3,747,026 shares and sole dispositive power with respect to 3,821,715 shares.
(15)

Based on a Schedule 13G/A filed on January 30, 2013. Morgan Stanley has sole voting power with respect to 5,509,100 shares, shared voting power with respect to 603 shares and sole dispositive power with respect to 5,516,303 shares.

(16)

Includes those shares subject to stock appreciation rights indicated in notes (5) through (9) above and 480,500 shares subject to stock appreciation rights not otherwise included in notes (5) through (9) above, which are currently exercisable or exercisable within 60 days.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 18, 2013, if applicable, held by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the Shareholders’ Agreement described below, only current holders of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class B Common Stock Beneficially Owned		Percent of Class
Kevin S. McClatchy	13,857,022	(2)(3)	55.87%
William McClatchy	12,905,000	(2)(4)	52.03%
Leroy Barnes	12,500,000	(2)	50.40%
Theodore R. Mitchell	12,500,000	(2)	50.40%
Molly Maloney Evangelisti	4,528,500		18.26%
Brown McClatchy Maloney	4,467,440	(5)	18.01%
All executive officers and directors as a group (18 persons)	23,257,962	(6)	93.78%

(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.
(2)

Includes 12,500,000 shares of Class B Common Stock held under three separate trusts, two of which hold 4,166,667 shares and the third which holds 4,166,666 shares. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, Leroy Barnes and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(3)

Includes 449,527 shares of Class B Common Stock held by a trust of which Kevin McClatchy is the sole trustee but not a beneficiary. Kevin McClatchy has sole voting and investment control with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(4)

Includes 405,000 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(5)

Includes 1,290,660 shares of Class B Common Stock held directly by or in trusts for the benefit of each of his four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(6)	Includes those shares of Class B Common Stock indicated in notes (2) through (5) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the Company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is generally any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as

“Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. In general, any shares not purchased under this procedure will be converted into shares of Class A Common Stock and then transferred freely. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

DIRECTOR COMPENSATION

The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 30, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Elizabeth Ballantine	$62,850	$23,100	—	—	—	—	$85,950
Leroy Barnes	$104,247	$23,100	—	—	—	—	$127,347
Molly Maloney Evangelisti	$70,850	$23,100	—	—	—	—	$93,950
Kathleen Foley Feldstein	$76,850	$23,100	—	—	—	—	$99,950
Brown McClatchy Maloney	$68,451	$23,100	—	—	—	—	$91,551
Kevin S. McClatchy	$96,162	$23,100	—	—	—	—	$119,262
William McClatchy	$60,350	$23,100	—	—	—	—	$83,450
Theodore Mitchell	$105,184	$23,100	—	—	—	—	$128,284
S. Donley Ritchey	$106,247	$23,100	—	—	—	—	$129,347
Frederick R. Ruiz	$71,850	$23,100	—	—	—	—	$94,950

(1)	Includes annual retainer, committee chair fees and Board and committee meeting fees.
(2)	Reflects an award of 15,000 shares of Class A Common Stock to each non-employee director on July 24, 2012.
(3)	No director received an option award in fiscal year 2012.

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a biannual basis with the last review occurring in July 2012. In determining director compensation, we have considered publicly-available data from companies within our industry, data collected by our Human Resources Department regarding trends in director compensation and competitive data prepared by Exequity, our outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

For the period from January 1, 2012 through July 24, 2012, the Board of Directors maintained the compensation of its outside directors at 2011 levels and paid a cash retainer of $35,000 and stock awards of 15,000 shares of Class A Common Stock. In addition, outside directors received $2,000 per day for in-person attendance at Board meetings (with attendance at regular Board meetings by teleconference compensated at one-half that rate). The annual retainer for the Audit Committee chairman was $11,500; the annual retainer for the Compensation Committee chairman was $7,750; and the annual retainer for all other committee chairs was $7,000. Committee meeting fees were $1,500 per meeting. On July 24, 2012, the Board of Directors determined to increase the cash retainer paid to outside directors to $45,000 per year, to increase the annual retainer for the Compensation Committee chairman to $8,500 and to increase the annual retainer for all other committee chairs to $7,500. In addition to payments of Board and committee fees, McClatchy reimburses non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy. All directors forfeited their unexercised stock option awards prior to the 2012 fiscal year end.

In December 2012, the Board of Directors enhanced the Company’s corporate governance practices by amending the Corporate Governance Guidelines to include director stock ownership guidelines. The Board believes that it is important to align the interests of the non-employee members of the Board with the long-term interests of the Company’s shareholders. Accordingly, the guidelines require that each non-management director shall own a minimum of 15,000 shares of the Company’s Class A Common Stock. For those directors on the Board as of November 28, 2012 the target date for such ownership is December 31, 2012. For subsequently elected directors, the target date for achieving the desired ownership level is five (5) years from the date that board service commences. Shares issuable upon vesting of restricted stock or stock units shall count towards achievement of the minimum guideline amount.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2013 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2012 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

Leroy Barnes, Jr., Chairman

Molly Maloney Evangelisti

Theodore R. Mitchell

S. Donley Ritchey

Compensation Discussion and Analysis

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the six (6) executive officers of the Company, which for 2012 include the following named executive officers (“NEOs”) set forth in the Summary Compensation Table below: our President and Chief Executive Officer, Patrick Talamantes; the Vice President, Finance and Chief Financial Officer, Elaine Lintecum; the Vice Presidents of Operations, Robert Weil and Mark Zieman; the Vice President, Corporate Development, General Counsel and Secretary, Karole Morgan-Prager; and the former Chairman, President and Chief Executive Officer, Gary Pruitt, who retired in May 2012.

Overview of 2012 Compensation Decisions

We last held an advisory shareholder vote on executive compensation at our annual meeting of shareholders held on May 18, 2011, when approximately 97.0% of the shareholders who voted on the “say on pay” proposal approved the compensation of our named executive officers, while only approximately 0.2% voted against. Pursuant to the advisory shareholder vote on frequency, also held at the 2011 annual meeting, advisory shareholder votes on compensation will be held every three years. Accordingly, the Company anticipates the next such advisory shareholder vote on executive compensation will be held at our 2014 annual meeting.

We undertook the following key compensation items for 2012:

•	Each NEO received a base salary increase ranging from 2% to 7% in January 2012, except for Ms. Lintecum, who was not an NEO at the time;

•

In connection with Mr. Talamantes’ promotion to President and Chief Executive Officer and Ms. Lintecum’s promotion to Vice President, Finance and Chief Financial Officer, in May 2012 their base salaries were increased to $750,000 and $375,000, respectively;

•

In recognition of Mr. Zieman and Ms. Morgan-Prager’s increased operational responsibilities in connection with Mr. Talamantes’ promotion, their salaries were increased in May 2012 to $550,000 and $500,000, respectively;

•	We paid annual cash bonuses based on achievement of performance targets;

•	We continued to grant long-term incentive awards, RSUs and SARs to NEOs; and

•	We adopted the 2012 Senior Executive Retention Plan in order to reward certain of the named executive officers for their continued dedicated service during transition of the Company’s leadership.

The Compensation Committee continues to recognize the difficult operating environment faced by the media industry, and newspaper companies in particular, and the challenges that it creates with respect to executive compensation. The Compensation Committee continues to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. The Compensation Committee believes that the total compensation program features an appropriate balance of base salary, cash incentives, individual and companywide pay for performance measures, short- and long-term performance periods and extended vesting schedules. In combination, we believe that these elements tie our executives’ compensation to McClatchy’s sustained long-term performance.

Objectives of Our Compensation Program

We believe the following objectives serve as the overall foundation of our executive compensation program:

•

the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions as appropriate or required;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on the belief that the price of our stock will in the long term reflect our operating performance and, therefore, the performance of our executives in managing the Company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on the long-term operating performance of McClatchy; and

•

while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Review of Market Data.

To assist in establishing the compensation levels of our NEOs, the Compensation Committee has each year since 2005 retained a nationally recognized executive compensation consulting firm. Since July 2010, the Company has retained Exequity as its independent executive compensation consultant. With respect to those decisions made for 2012, at the request of the Compensation Committee, Exequity analyzed 2011 competitive media compensation data available through the Towers Watson Executive Compensation Data Bank – Media Industry (the “Data Bank”). The Data Bank provides a summary of compensation paid to senior management at participating media companies. The Data Bank includes more than 100 media company participants, the vast majority of which are not specific to the newspaper segment of the media industry.

Exequity’s analysis of the information available from the Data Bank resulted in a customized report (the “Executive Compensation Review”), comparing McClatchy’s compensation for senior management to others in the media industry at the 25th, 50th and 75th percentiles, adjusted to reflect our revenue size compared to other companies using regression analysis. In addition, Exequity reviewed compensation data available in the 2011 proxies of seven public newspaper or media companies for the Vice President of Operations positions. These seven newspaper companies, as well as others, are viewed as direct competitors of McClatchy. The proxy review established comparisons between McClatchy’s compensation for these positions and the median and average compensation paid at these competing companies. This proxy analysis was included in the Executive Compensation Review.

While the Data Bank and proxy information used in the Executive Compensation Review include newspaper companies we view as our direct competition, the Compensation Committee does not look exclusively to these newspaper companies in setting McClatchy’s executive compensation. The Compensation Committee considers both the compensation trends and amounts paid to the wider group of companies included in the Data Bank, as well as direct competitors, as the Data Bank provides a broader base of information and compensation trends in our industry as a whole, and we do not limit our recruiting efforts solely to other newspaper companies. We do not formally target a certain percentile within the Executive Compensation Review when setting the compensation paid to our NEOs. Other important factors that the Compensation Committee considers include performance, experience in the role, contribution to organization success, internal equity relationships and future potential.

With regard to the compensation of Mr. Talamantes, we took into account the compensation levels of the chief executive officers at seven other newspaper or media companies as reported by those companies, given that we consider these companies our primary competitors. These companies include:

•	Belo Corporation

•	E. W. Scripps

•	Gannett Company, Inc.

•	Journal Communications

•	Lee Enterprises

•	Media General

•	The New York Times Company

In addition, at the Compensation Committee’s request, Exequity prepared a Chief Executive Officer Compensation Assessment (the “CEO Compensation Assessment”) that reviewed competitive pay positioning to assist the Compensation Committee in making annual pay decisions. The market compensation comparison data for the CEO Compensation Assessment was gathered from both the Data Bank and pay data from McClatchy’s seven-company peer group, as disclosed in each company’s proxy statement. The CEO Compensation Assessment informs the Committee generally of current practices when making compensation decisions. The review of market data provides a starting point for the Compensation Committee’s analysis. Based on McClatchy’s size, line of business and competitive position in attracting and retaining executives, we benchmark compensation levels at or near the market median. The Compensation Committee does not have any formal guidelines or policies with respect to the mix of base salary, bonus or long-term incentives. The Compensation Committee believes it is helpful to consider compensation information, trends of direct competitors and across a broader base of companies within the media industry, as well as the consideration of other important factors noted previously for making individual pay decisions. The Compensation Committee took this approach in setting Mr. Talamantes’ 2012 compensation.

Internal Analysis.

In addition to reviewing market data, our Compensation Committee subjectively reviews a number of other factors in order to determine a total compensation package for the NEOs that is intended to reward these executives for their past contributions toward McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee reviews, in its subjective discretion, performance indicators such as:

•	achievement in revenue;

•	earnings and cash flow;

•	readership, circulation and digital traffic;

•	product excellence and market acceptance;

•	strategic planning outcomes and initiatives;

•	development of new products and services;

•	interactive and direct marketing initiatives;

•	management development;

•	achievement of diversity goals in hiring practices;

•	community involvement; and

•	good corporate citizenship.

The Compensation Committee annually evaluates the trends within and among these indicators, and, while the Compensation Committee gives more weight overall to financial indicators, no one indicator is specifically weighted more than another. The Compensation Committee also takes into consideration overall individual executive performance, based in part on the subjective assessment provided by the Chief Executive Officer with respect to each officer’s performance during the prior year, each officer’s pay as compared to other officers and general economic and industry conditions affecting McClatchy. We discuss the material considerations affecting our NEO compensation levels during fiscal year 2012 below.

Elements of Our Compensation Program

We compensated our NEOs in 2012 through a mix of:

•	annual base salary;

•	annual cash incentives based on achievement of performance objectives on an individual and unit and/or companywide basis, as applicable;

•	cash incentives under the LTI Plan (described below), based upon growth in pre-tax earnings per share over a three-year period of time;

•	stock appreciation rights and restricted stock units; and

•	retirement benefits.

As stated above, the Compensation Committee does not have any formal guidelines or policies regarding the mix of these pay components from year to year, although we do informally look to data from the median of the companies included in the Towers Watson Data with respect to each officer’s base salary, annual cash incentive and total direct compensation. As a result, the Compensation Committee considers each compensation element separately and together as a total compensation package in making decisions to achieve a level of compensation targeted toward the median of the companies within the survey. Based on the Exequity report prepared for our Compensation Committee in December 2011, overall targeted total direct compensation (total cash compensation plus annualized expected value of long-term incentives) for our executives is slightly above median levels and well below the 75th percentile.

Base Pay

In determining each NEO’s base pay, our Compensation Committee generally takes into account Exequity’s analysis on current market trends and considers the recommendations of the Chief Executive Officer for the other officers. In recent years, the Compensation Committee also has considered the difficult operating environment for the Company and newspaper companies generally as well as the economic downturn in the markets the Company’s newspapers serve.

In December 2011, our Compensation Committee reviewed NEO base salaries and determined each NEO’s base salary increase. With respect to Mr. Talamantes, the Compensation Committee approved a base salary increase of approximately 7% in recognition of his new operational role overseeing the Company’s operations in Florida while serving as Chief Financial Officer. In order to re-align Mr. Zieman and Ms. Morgan-Prager’s base salary to the median of the market survey information, the Compensation Committee determined to increase Mr. Zieman’s and Ms. Morgan-Prager’s base salary by 7% and 5.8%, respectively. Mr. Weil received a 2% base salary increase, and Ms. Lintecum, who was serving as the Company’s Treasurer at the time, did not receive a base salary increase. In December 2011, our Compensation Committee also reviewed CEO base salary. In light of CEO compensation trends and Mr. Pruitt’s compensation level as compared to the industry median, then-CEO Mr. Pruitt received an approximately 2% base salary increase for 2012.

In connection with his promotion to President and Chief Executive Officer of McClatchy, effective May 16, 2012, Mr. Talamantes’ base salary increased to an annual rate of $750,000. Also in May 2012, our Compensation Committee determined that i) due to her elevation to Vice President, Finance and Chief Financial Officer, Ms. Lintecum’s base salary should be increased to $375,000, and ii) in recognition of Mr. Zieman and Ms. Morgan-Prager’s increased operational responsibilities in connection with Mr. Talamantes’ promotion, their salaries should be increased to $550,000 and $500,000, respectively.

In December 2012, our Compensation Committee again reviewed NEO base salaries and determined that consistent with the reasons listed above, each NEO, other than Mr. Talamantes and Ms. Lintecum, again would receive a base salary increase in the range of 2% for 2013. The Compensation Committee determined that in light of Mr. Talamantes’ and Ms. Lintecum’s base salary levels compared to industry median (20% below and 23% below, respectively) that Mr. Talamantes would receive a 10% increase in annual base salary (from $750,000 to $825,000) and Ms. Lintecum would receive a 10.7% increase (from $375,000 to $415,000).

Annual Cash Bonus

NEOs other than Mr. Talamantes are eligible to receive annual incentive compensation for all of 2012 under our Management by Objective Annual Bonus Plan (the “MBO Plan”). Mr. Talamantes participated in the MBO Plan up to May 16, 2012, when he was appointed CEO and thereafter Mr. Talamantes was eligible to receive annual incentive compensation under the CEO Bonus Plan (described below). Mr. Talamantes’ composite bonus structure for 2012 under the MBO Plan and the CEO Bonus Plan is referred to as the “CEO Bonus Formula.” The award to Mr. Talamantes in accordance with the CEO Bonus Formula are based on full or partial achievement of financial and non-financial performance goals pre-established by the Compensation Committee.

Annual Cash Bonus for 2012

CEO Bonus Plan.    In January 2012, the Compensation Committee established the CEO bonus plan, pursuant to which McClatchy’s CEO would be eligible for a bonus opportunity set at 0.01 times the Company’s 2012 operating cash flow (operating income plus depreciation and amortization), subject to a limit of $3 million (the “CEO Bonus Plan”). On May 16, 2012, having determined that the CEO Bonus Plan provided the appropriate level of incentive for Mr. Talamantes to achieve the Company’s business objectives, the Compensation Committee designated Mr. Talamantes for participation in the CEO Bonus Plan, and established the target payout as 100% of Mr. Talamantes’ annual base pay paid for his period of service as CEO of McClatchy. For this period of 2012, Mr. Talamantes’ bonus opportunity was based on an assessment of the following factors: (i) 56% was based on the Company’s operating cash flow performance as compared to budgeted operating cash flow goals, (ii) 37% was based on achievement of non-financial goals such as continued diversification of the Company in the areas of online, direct marketing and niche products, growth in total audience (print and online combined), fulfillment of the Company’s mission to offer quality journalism to its readers and users and continued progress in reducing the Company’s outstanding indebtedness and (iii) 7% was based on the Compensation Committee’s discretionary assessment of Mr. Talamantes’ performance for the period.

With respect to his participation in the MBO Plan for 2012 service as the Chief Financial Officer and Vice President of Operations for Florida, the Committee evaluated Mr. Talamantes performance based on financial factors described below for other NEOs and non-financial factors such as leadership and promoting a diverse workplace. For this period of time, 25% of the annual incentive bonus was weighted towards Mr. Talamantes’ role overseeing Florida operations, and 75% was weighted towards his primary role as Chief Financial Officer. Furthermore, Mr. Talamantes target bonus opportunity was 70% of base salary paid for this period of service.

In January 2013, the Compensation Committee considered Mr. Talamantes’ annual bonus for 2012 performance. The Compensation Committee noted that Mr. Talamantes had successfully transitioned into his new role as CEO and under Mr. Talamantes’ leadership, the Company continued to make significant progress in meeting the challenges faced by newspaper companies, including McClatchy. The Compensation Committee also considered that in 2012 McClatchy continued its transition to a hybrid print and digital media company. The Committee noted that while the Company’s advertising revenue had fallen short of budgeted goals for the year, advertising revenue trends had improved throughout most of 2012 and importantly more than 36% of the Company’s advertising revenues now come from nontraditional sources, including digital advertising and direct marketing. Digital only advertising, which the Committee considers an important metric for future success, grew every quarter in fiscal 2012 and total digital revenue was nearly 22% of the Company’s advertising revenues for the year, reaching a record high of $197 million in fiscal 2012 on a 52-week basis. The Committee considered the number of new digital initiatives undertaken in the year, including the extension of the Company’s dealsaver®

product, the launch of impressLocal™ in certain markets and in the fourth quarter of 2012, the launch of the new digital subscription model, the Plus Program, at all of the Company’s newspapers. The Committee also took into account the successful refinancing of the Company’s senior secured notes due 2017 in fiscal 2012. The refinancing will save the Company $15 million in cash interest expense in fiscal 2013 and extends the Company’s significant debt maturities from 2017 to 2022. In addition to these factors, the Committee also took into account the fact that the Company’s operating cash flow performance had fallen short of budgeted goals. In light of these factors, overall under the CEO Bonus Formula, Mr. Talamantes received an annual incentive award of $270,000 for 2012, which is approximately 41% of his blended annual base salary for 2012, and represents an annual incentive award equal to 27% of base salary for the period of service as Chief Financial Officer and 47% of base salary for the period of service as CEO.

The CEO Bonus Plan was established in January 2012 for Mr. Pruitt, McClatchy’s then-CEO. Under the CEO Bonus Plan, Mr. Pruitt had a target bonus percentage of 125% of his annual base salary. Because of his retirement from the Company on May 16, 2012, Mr. Pruitt was not paid a bonus for any portion of 2012 performance.

Non-CEO Bonus Plan.    On December 14, 2011, the Compensation Committee set incentive bonus targets under the MBO Plan for non-CEO NEOs for fiscal year 2012 performance. For fiscal year 2012, the annual cash incentive was targeted to a predetermined percentage of the base salary of the participating NEO for 2012, varying from 60% to 70% as set forth in the table below. The Compensation Committee determined these targets based on the recommendation of then-current CEO Mr. Pruitt and the Compensation Committee’s review of the Data Bank concerning target bonus levels at other media companies within the Data Bank. On May 16, 2012, the Compensation Committee set a 60% of base salary incentive bonus target under the MBO Plan for Ms. Lintecum for 2012 performance for her period of service as Chief Financial Officer. For the period prior to May 16, 2012 during the 2012 fiscal year, when Ms. Lintecum served as Treasurer, her incentive bonus target was 40% of her base salary.

Officer	Target Annual Bonus %	2012 Base Salary	Target Bonus
Ms. Lintecum	40%/60%	$319,442	$173,204
Mr. Weil	70%	$573,083	$401,158
Mr. Zieman	70%	$543,154	$380,208
Ms. Morgan-Prager	60%	$481,000	$288,600

Each participating NEO target bonus opportunity is subject to upward or downward adjustment based on McClatchy’s achievement of operating cash flow goals. No bonus was payable if operating cash flow was less than $305 million, 25% of the target bonus was achievable if operating cash flow was at least $305 million but less than $320 million, 50% of the target bonus was achievable if operating cash flow was at least $320 million but less than $335 million, 75% of the target bonus was achievable if operating cash flow was at least $335 million but less than $350 million, and the entire target bonus was achievable if operating cash flow was over $350 million. Operating cash flow for fiscal year 2012 was $320.9 million, such that 50% of each NEO’s target bonus was achievable based on the CEO’s scoring of the financial and non-financial goals established for the fiscal year relating to corporate results, business unit results and individual performance for each NEO. For this purpose, operating cash flow was determined after accruing for the annual bonus.

For 2012, the financial targets comprised 90% of the scoring that was taken into consideration in assessing the performance of Messrs. Weil and Zieman toward achievement of their maximum points. For Ms. Lintecum in her role as Chief Financial Officer and Ms. Morgan-Prager, financial targets comprised 79% and 60%, respectively, of the scoring taken into consideration in assessing achievement of their maximum points. The financial targets included the following:

•	achieving budget on operating cash flow, circulation, digital-only advertising revenue and/or interactive media goals;

•	departmental cost controls; and

•	managing debt.

The non-financial performance goals for 2012 related to leadership and to corporate, departmental and project specific objectives.

The table below shows the 2012 bonus target, the maximum bonus opportunity and the maximum bonus payable to each of the participating NEOs, taking into account the target and the Compensation Committee’s assessment of the NEOs’ performance against the financial and non-financial goals. The table below also shows the actual bonus paid in respect of 2012 to each participating NEO (expressed as a dollar amount and as a percentage of base salary) based on the performance goals discussed above.

Name	MBO Target as a % of Base Salary		Maximum MBO Opportunity Expressed as a %	MBO Maximum as a % of Base Salary	Bonus Award for 2012	Bonus Award as a % of Base Salary
Ms. Lintecum	40%/60	%(1)	125/140%	50%/84%	$78,000	24	%(2)
Mr. Weil	70%		155%	109%	$136,000	24%
Mr. Zieman	70%		155%	109%	$131,000	24%
Ms. Morgan-Prager	60%		140%	84%	$125,000	26%

(1)	Prior to her promotion on May 16, 2012, Ms. Lintecum’s incentive bonus target was 40% of her base salary as Treasurer; thereafter the target was 60% of her base salary as Chief Financial Officer.
(2)

This 24% of base salary incentive bonus for the year as a whole represents 19% of base salary for Ms. Lintecum’s period of service as Treasurer and 27% of base salary for her period of service as Chief Financial Officer.

Long-Term Incentives

2012 LTI Award.    In 2012, anticipating the need to re-evaluate its approach to long-term performance-based awards, the Compensation Committee made the final awards under the Company’s Long-Term Incentive Plan (the “LTI Plan”), and thereafter terminated the LTI Plan. These final awards are the long-term incentive awards for 2012 that are reflected in the Grants of Plan-Based Awards table (the “LTI Awards”).

The LTI Plan provided for the award of incentive units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points (not to exceed 100) by which McClatchy’s pre-tax earnings per share (without giving effect to any gain or loss on the sale of assets) increases over a three-year performance period. In 2012 for the LTI Awards, the Compensation Committee lowered the cap from 100% or $100 per LTI Award unit to 20%, or $20.00 per LTI Award unit in order to bring potential payouts under the awards in line with the Compensation Committee’s expectations for the value of those awards. In determining awards, the Compensation Committee, through a subjective evaluation process, sets the number of incentive units awarded to the Chief Executive Officer and, as to the other NEOs, considers the recommendation of the Chief Executive Officer. The then-current CEO’s recommendations and the determination of the number of units granted in 2012 were primarily based on subjective factors not subject to specific criteria and taking into account the information provided by Exequity with respect to the long-term incentive component of total compensation relative to the median levels of companies within the Data Bank. In addition, the recommendation reflects the desire to maintain a consistent level of awards among the NEOs given the need to keep each of them focused on long-term performance of the Company.

Upon his retirement on May 16, 2012, Mr. Pruitt forfeited all of his outstanding LTI Awards including those made in 2012. Furthermore, upon their respective elevations to CEO and CFO, Mr. Talamantes and Ms. Lintecum’s outstanding LTI Awards were not increased.

The Compensation Committee continues to believe that long-term performance-based incentive awards keep participating executives focused upon maintenance of strong shareholder value. Historically, the Compensation Committee has used pre-tax earnings per share, however, given the Company’s success reducing debt, the Committee believed that for 2013 the time had come to reevaluate the metric for use with such awards. Following shareholder approval in May 2012 of The McClatchy Company 2012 Omnibus Incentive Plan (the “Omnibus Plan”) the Compensation Committee had available to it a broad range of performance measures, and in consultation with Exequity, for 2013 the Compensation Committee has taken a new approach.

2013 Long-Term Incentive Awards.    In February 2013, the Compensation Committee approved the 2013 long-term incentive program (the “2013 LTIP”). The 2013 LTIP continues to provide long-term incentive compensation to corporate executives that takes into consideration pay for performance, alignment with shareholder interests and motivation to achieve the long-term strategic goals of the Company. The 2013 LTIP consists of performance-based cash awards, pursuant to which the level of achievement is measured by free cash flow (FCF), excluding unusual items. The Compensation Committee believes FCF is a more predictable metric to use than pre-tax earnings per share, a good strategic measurement of Company performance and well-aligned with shareholder interests. For 2013, eight FCF levels were established, the achievement of which results in payment from 50% of target to 200% of target based on the level of achievement. The performance period will be a cumulative, three-year period beginning at the start of the 2013 fiscal year immediately preceding the grant and ending three years after.

Upon Mr. Talamantes’ recommendation, in February 2013 the Compensation Committee approved a long-term incentive dollar target value for each NEO. The Compensation Committee also determined that NEOs participating in the 2013 LTIP would not receive any 2013 restricted stock unit awards.

SARs and RSUs.    The Compensation Committee believes that equity compensation is a critical component of a total compensation package that helps McClatchy recruit, retain and motivate the executives needed for the present and future success of the Company. Since fiscal 2005, the Company has awarded SARs instead of stock options in order to deliver approximately the same benefit as a stock option, but with a smaller charge to earnings under FASB ASC Topic 718. SARs provide actual economic value to the holder if the price of McClatchy stock has increased from the grant date at the time the SAR is exercised, and as such these awards incentivize recipients to work toward building additional long-term shareholder value.

Since 2009, the Compensation Committee granted executives time vesting restricted stock units (“RSUs”) in addition to SARs. Time vesting RSUs have economic value when they vest even if the stock price declines or stays flat. RSUs serve as a retention device and further align the interests of Company executives with those of shareholders.

In February 2012, the Compensation Committee granted RSUs and SARs to the Company’s named executive officers under the Omnibus Plan, subject to shareholder approval. Although at the February 2012 meeting the Compensation Committee also granted the Company’s then-Chief Executive Officer, Mr. Pruitt, an RSU award covering 300,000 common stock shares, upon Mr. Pruitt’s retirement after the 2012 annual meeting, all RSUs then outstanding, including those granted under the Omnibus Plan, were forfeited. Messrs. Talamantes, Weil and Zieman each received 80,000 SARs and Ms. Morgan-Prager received 60,000 SARs. Messrs. Talamantes, Weil and Zieman and Ms. Morgan-Prager each received 50,000 RSUs. Additionally, Ms. Lintecum, who was not a named executive officer at the time, received a SARs award covering 20,000 shares of common stock and an RSU award covering 20,000 common stock shares, each under the 2004 Stock Incentive Plan.

On March 20, 2012, in connection with his elevation to President and Chief Executive Officer, the Compensation Committee granted Mr. Talamantes an additional award of RSUs covering 100,000 common stock shares, effective May 16, 2012. In addition, on May 16, 2012 in connection with her promotion to Vice President, Finance and Chief Financial Officer, the Compensation Committee granted Ms. Lintecum an additional award of RSUs covering 50,000 common stock shares. These awards were made under the Omnibus

Plan subsequently approved by shareholders at the 2012 annual meeting. The SARs and RSUs awarded to NEOs in 2012 are reflected in the Summary Compensation table and the Grants of Plan-Based Awards table. See the section below entitled “2012 Senior Executive Retention Program” for information on additional retention RSU awards made to certain named executive officers.

Equity Grant Policies.    As of 2011, our Compensation Committee makes all regular equity grants to our executive officers, including the NEOs, at its February meeting each year. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all SARs granted, historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment or appointment to the new position.

In addition, each year the Compensation Committee has delegated to the Chief Executive Officer the limited authority to grant SARs and long-term incentive awards to non-executive employees. These grants are made to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

2012 Senior Executive Retention Program.    On May 16, 2012 (the “Effective Date”), the Compensation Committee approved the 2012 Senior Executive Retention Bonus Plan (the “Retention Plan”) to reward certain senior executive officers including Messrs. Weil and Zieman and Ms. Morgan-Prager for their continued dedicated service during transition of the Company’s leadership. Under the Retention Plan, Messrs. Weil, Zieman and Ms. Morgan-Prager are eligible to receive payment of a retention award equal to their annual base salary as of the Effective Date provided that they remain employees of the Company or a subsidiary of the Company during the period beginning on the Effective Date through and including May 16, 2014. In addition, Messrs. Weil, Zieman and Ms. Morgan-Prager received a special grant of 50,000 RSUs which shall vest on May 16, 2015, provided that they remain employees of the Company or a subsidiary of the Company on that date. The Compensation Committee will determine whether the criteria for payment under the Retention Plan have been satisfied.

The Retention Plan does not apply to the Company’s Chief Executive Officer or the Chief Financial Officer. The Compensation Committee has not proposed putting in place a new retention bonus plan for the Company’s executives for fiscal year 2013 but may do so in the future.

Relocation Assistance.    Mr. Zieman received relocation assistance in connection with his reassignment to the Sacramento, California area. For more information see footnote 5 to the Summary Compensation Table starting on page 36.

Retirement Benefits

The Company maintains The McClatchy Company Retirement Plan, a qualified defined benefit plan (the “Pension Plan”) and our supplemental executive retirement plan (the “SERP”). We previously maintained supplemental retirement benefits under which then-CEO Mr. Pruitt received certain additional enhancements (referred to as the “CEO SERP”) pursuant to the terms of his employment agreement (see the description beginning on page 43 under “Mr. Pruitt Employment Agreement”). We offered the Pension Plan, in which all of our eligible employees participated on an equal basis, in order to provide our employees a comprehensive retirement savings plan based on years of service. We offered the SERP to our senior executives, including each of the NEOs, as we believed it was fair and appropriate to provide post-retirement income to these officers commensurate with their years of service to McClatchy and taking into consideration each officer’s actual income levels, regardless of the income limitations pursuant to the qualified plan, as provided by IRS limitations.

Consistent with market trends, upon the recommendation of the Pension and Savings Plans Committee and approval of the Board of Directors, benefit accruals under the Pension Plan were frozen effective March 31,

2009. Similarly, upon action of the Compensation Committee, benefit accruals under the SERP and the CEO SERP were frozen effective February 4, 2009. In addition, the Company announced on February 5, 2009, that effective March 31, 2009, it would temporarily suspend the Company’s matching contribution under The McClatchy Company Deferred Compensation and Investment Plan (the “401(k) Plan”) in light of the continuing economic downturn. Prior to the freeze, the SERP operated in tandem with the Pension Plan. Under the Pension Plan, benefits accrue at a rate of 1.3% of “average monthly earnings” times years of benefit service up to a maximum of 35 years. For purposes of the Pension Plan, “average monthly earnings” means the monthly base pay averaged over the five consecutive calendar years that produces the highest average.

The Company maintained the SERP in order to provide post-retirement income commensurate with years of service to the Company and taking into consideration the NEO’s actual income levels. The Internal Revenue Code limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2012, $250,000) and by limiting the amount of benefit that can be paid from the plan (for 2012, an annuity at normal retirement age cannot exceed $200,000). The SERP also provided an enhanced pension formula. Accordingly, the SERP benefits are determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. Furthermore, the SERP formula provides a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of SERP participation service, up to a maximum of 35 such years. For purposes of the SERP, “enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average is determined for the three years of Pension Plan participation that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan.

Pursuant to the Company’s freeze of the SERP, benefits under the SERP remain at the amount accrued as of February 4, 2009. This means that no NEO received a benefit under the SERP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

The CEO SERP

The CEO SERP (the terms of which are set forth on page 43 under “Mr. Pruitt Employment Agreement”) applied to then-CEO Mr. Pruitt and provided that he would receive the SERP benefits as described above, however, his benefits accrued at a rate of 2% of enhanced monthly average compensation with a benefit service maximum of 30 years. Under the CEO SERP, Mr. Pruitt was entitled to unreduced benefits at age 57, which is the earliest unreduced retirement age under the CEO SERP, and benefits could be paid on a reduced basis as early as age 50.

As a feature of his employment agreement, Mr. Pruitt was entitled to continue to accrue benefits until expiration of that contract. However, notwithstanding the terms of his employment agreement and the rights Mr. Pruitt had under it to continue to accrue benefits, Mr. Pruitt requested, and the Compensation Committee agreed, that benefits under the CEO SERP would be frozen and remain at the amount accrued as of February 4, 2009. This means that Mr. Pruitt did not receive a benefit under the CEO SERP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

In accordance with his benefit commencement election made in August 2008 to comply with the requirements of Internal Revenue Code Section 409A, Mr. Pruitt’s retirement after the 2012 annual meeting resulted in the payment of his frozen CEO SERP benefit as a life annuity with a June 1, 2012 starting date. Payments were delayed for six months, again to comply with Section 409A, and the first payment thereafter included the missed payment amounts.

The McClatchy Company Benefit Restoration Plan and The McClatchy Company Bonus Recognition Plan

On February 4, 2009, the Compensation Committee approved the adoption of the following two new executive supplemental retirement plans to provide benefits at significantly reduced levels compared to the SERP:

•	The McClatchy Company Benefit Restoration Plan (the “Benefit Restoration Plan”); and

•	The McClatchy Company Bonus Recognition Plan (the “Bonus Recognition Plan” and together with the Benefit Restoration Plan, the “Plans”).

On July 25, 2011, the Compensation Committee amended and restated the Plans to terminate the deferred compensation feature (the “Amendments”). The benefits under the Plans, including the Amendments, are described below. The NEOs participate in both of these executive supplemental retirement plans, under which contributions are conditioned upon operating cash flow growth. Because there was no operating cash flow growth in 2012, no contributions were made under the Plans for 2012.

The McClatchy Company Benefit Restoration Plan, as Amended

An employee of the Company and its affiliates whose compensation in any calendar year exceeds the applicable limit of annual earnings that can be taken into account in a pension formula ($250,000 for 2012) automatically becomes a participant in the Benefit Restoration Plan. Each NEO is eligible to participate in the Benefit Restoration Plan.

The Benefit Restoration Plan provides that, for each calendar year for which the Company makes a matching contribution to salaried employees under 401(k) Plan generally, the Company will make a matching contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The matching contribution under the Benefit Restoration Plan will equal the rate of any matching contribution applied under the 401(k) Plan for such calendar year multiplied by the participant’s base salary for the calendar year, minus the maximum matching contribution allocable to the participant under the 401(k) Plan for the calendar year. So long as there is no matching contribution for employees under the 401(k) Plan, there is no matching contribution made for any participant under the Benefit Restoration Plan.

In addition, the Benefit Restoration Plan provides that for each year for which the Company makes a profit-sharing contribution to salaried employees under the 401(k) Plan generally, the Company may make a supplemental contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The supplemental contribution under the Benefit Restoration Plan will equal the supplemental contribution percentage applied under the 401(k) Plan for such year, if any, multiplied by the participant’s base salary for the calendar year, minus the maximum profit sharing contribution allocable to the participant under the 401(k) Plan for the calendar year. If there is no supplemental contribution made for employees under the 401(k) Plan, there is no supplemental contribution made for any participant under the Benefit Restoration Plan.

Any Company contributions under the Benefit Restoration Plan will be credited to a participant’s bookkeeping account, which account will be adjusted to reflect increases or decreases based on the allocation of the account in one or more investment indexes selected by the plan administrator. As with the Company’s 401(k) Plan, a participant is vested in the Benefit Restoration Plan after three years of employment with the Company. All of the NEOs are vested in the Benefit Restoration Plan. Except for terminations of employment under the Benefit Restoration Plan as amended occurring in 2011, distributions were made as soon as practicable following July 25, 2012 in a lump sum.

The McClatchy Company Bonus Recognition Plan, as Amended

The Bonus Recognition Plan contains provisions that are identical to the Benefit Restoration Plan except that participation in the Bonus Recognition Plan is limited to those executives of the Company and its affiliates who are designated from time to time to participate in the plan. In addition, the rate of Company matching contributions and supplemental contributions, if any, will be applied to a participant’s annual incentive payment. As with the Benefit Restoration Plan, if there are no matching contributions or supplemental contributions under the 401(k) Plan, there are no matching or supplemental contributions under the Bonus Recognition Plan. Each NEO is eligible to participate and is vested in the Bonus Recognition Plan. Except for terminations of employment under the Benefit Restoration Plan as amended occurring in 2011, distributions were made as soon as practicable following July 25, 2012 in a lump sum.

For additional information on the Pension Plan and SERP in effect during fiscal year 2012, see the Pension Benefits Table and accompanying narrative below.

Tax Considerations.

We structure our compensation programs for the most part to comply with the Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deduction available to McClatchy for compensation paid to the Chief Executive Officer and, based on IRS interpretive guidance, the three most highly compensated executive officers other than the Chief Financial Officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. With the exception of the service vesting restricted stock units, equity grants made to our NEOs are intended to qualify as performance-based compensation pursuant to Section 162(m). In addition, the annual bonuses paid to our Chief Executive Officer is intended to qualify as performance-based compensation and thus are intended to be deductible by McClatchy under Section 162(m). To date, annual bonus payments to NEOs have not resulted in payments in excess of the limitation under Section 162(m). We may at any time determine to pay compensation to the executive officers, including the Chief Executive Officer, which may not be deductible under Section 162(m) of the Code.

Summary Compensation Table.    The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 30, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)		(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Patrick J. Talamantes	2012	$660,846	$—	$373,000		$167,468	$270,000	$165,254	$19,236	$1,655,804
President and	2011	$486,731	$—	$244,800		$226,963	$79,094	$71,800	$18,710	$1,128,098
Chief Executive Officer	2010	$459,500	$—	$—		$—	$310,000	$30,524	$36,389	$836,413

Elaine Lintecum(6)	2012	$319,442	$—	$172,700		$41,867	$78,000	$185,709	$3,165	$800,883
Vice President, Finance	2011	$—	$—	$—		$—	$—	$—	$—	$—
and Chief Financial Officer	2010	$—	$—	$—		$—	$—	$—	$—	$—

Robert J. Weil	2012	$573,083	$—	$255,500		$167,468	$136,000	$251,572	$18,704	$1,402,327
Vice President,	2011	$562,000	$—	$244,800		$272,331	$98,350	$224,669	$18,625	$1,420,775
Operations	2010	$550,800	$—	$—		$—	$360,000	$125,192	$40,523	$1,076,515

Mark Zieman(7)	2012	$543,154	$—	$255,500		$167,468	$131,000	$191,570	$184,526	$1,473,218
Vice President,	2011	$—	$—	$—		$—	$—	$—	$—	$—
Operations	2010	$—	$—	$—		$—	$—	$—	$—	$—

Karole Morgan-Prager	2012	$481,000	$—	$255,500		$125,601	$125,000	$238,882	$5,251	$1,231.234
Vice President,	2011	$430,000	$—	$224,400		$181,554	$64,500	$100,562	$5,059	$1,006,075
General Counsel and Secretary	2010	$367,200	$—	$—		$—	$300,000	$45,709	$20,924	$733,833

Gary B. Pruitt(8)	2012	$489,462	$—	$828,000	(9)	$—	$—	$3,124,482	$49,666	$4,491,610
Former Chairman, President	2011	$975,000	$—	$1,468,800		$—	$304,688	$1,547,974	$57,172	$4,353,634
and Chief Executive Officer	2010	$953,700	$—	$—		$—	$1,850,000	$732,976	$168,852	$3,705,528

(1)

Values of stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 30, 2012.

(2)

Amounts shown in column (f) reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year for SARs awarded in 2012 and prior years. Values of these awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 30, 2012. No SAR or other equity awards were made to the NEOs during fiscal 2010.

(3)	Amounts shown in column (g) reflect the amounts earned as annual cash incentives under the pro-rata bonus formula with respect to Mr. Talamantes and the MBO Plan for the other NEOs in 2012.
(4)

Amounts represent solely the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under The McClatchy Company Retirement Plan (the “Pension Plan”) and the SERP from the measurement date used for financial statement reporting purposes from 2011 to 2012, 2010 to 2011, and 2009 to 2010, respectively. In addition, the amount shown for Mr. Pruitt does not reflect any retirement benefit actually paid to him upon his retirement in 2012. These plans were frozen to new accruals effective as of March 31, 2009 and February 4, 2009, respectively, and no participants in these plans, including the NEOs, have received additional benefits or enhancements since 2008. Although we did not make any changes in our pension plans (including our SERP) to increase the amount of the pension benefits payable under the plans, and, in fact, froze our pension plans (including our SERP) early in 2009 so that participants, including the NEOs, did not earn any additional benefits due to additional years of service or additional compensation, there was a significant change in value shown in the table above for 2009 and later. The change in value resulted even though by freezing the plans no NEOs accrued any additional benefit since 2008, and the normal retirement annuity benefit under the pension plan and the SERP were the same as at the end of 2008. The Summary Compensation Table requires that the Company report the change in the lump sum value of the SERP benefit, notwithstanding that the benefit is payable only as an annuity and that NEOs’ increased age and variations in the interest rate and mortality assumptions may result in significant swings in the value of the SERP benefit. In the case of each NEO, the increase in the present value of the accumulated benefit shown in the table above was due (i) to the change in the actuarial assumptions (i.e., interest rate and mortality) used to determine the present value of the benefit from 2011 to 2012 (discussed below) and (ii) to an additional year of age in 2012. For each NEO, the distribution between the increase due to the change in interest rate and to the additional year of age varies. However, using the current Chief Executive Officer and Chief Financial Officer as examples, the change for the Chief Executive Officer due to the actuarial assumptions was 86% and due to one additional year of age was 14%. For the Chief Financial Officer, the change was due 78% to the actuarial assumptions and 22% to the additional year of age. In addition to the impact of the interest rate and mortality assumptions and age, with the significant drop in discount rates compared to 2011, the pension change column shows a more significant increase in Mr. Pruitt’s pension value due to his election to take an early retirement benefit under the terms of the pension plans, and, thus, while no amount shown in the column represents payments made to Mr. Pruitt, the early retirement benefit has a greater incremental actuarial present value than a normal retirement benefit.

For 2012, the assumptions used to determine the present value of the aggregate accumulated benefit were a 4.13% interest rate and the RP 2000 mortality table (or 4.01% in the case of the Knight Ridder Benefit Restoration Plan). For 2011 and 2010, the mortality table was the RP 2000 mortality table and the interest rate was 5.24% and 5.93%, respectively.
(5)

Amounts in column (i) for fiscal 2012 include the benefits, received by each NEO, enumerated below. Pursuant to Instruction 4 to Item 402(c)(2)(ix), dollar values for benefits have only been specified below to the extent they are the greater of $25,000 or 10% of the total amount shown in column (i) for such NEO.

•	Premiums to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage.
•	Premiums to provide long-term disability coverage at a level greater than that provided under McClatchy’s standard long-term disability program.
•	Company-paid premiums toward the cost of health coverage under McClatchy group health insurance plan.
•

With his move to the Sacramento metropolitan area from Kansas City to take the position of Vice President, Operations, the Company provided Mr. Zieman with relocation benefits. For 2012, these benefits included shipping household goods, temporary housing and assistance with the sale of his prior home. These benefits totaled $164,643.

•

Upon his retirement from the Company after nearly 28 years of service, 16 of those years as CEO, Mr. Pruitt was presented with two paintings that had hung in his office. These were valued at approximately $25,000, and after being grossed up for taxes the value of the total gift was $35,848.

(6)	Ms. Lintecum was not an NEO for fiscal 2011 and 2010.
(7)	Mr. Zieman was not an NEO for fiscal 2011 and 2010.
(8)	Mr. Pruitt is included in the table because he was Chairman, President and Chief Executive Officer during the fiscal year until he retired from the Company effective May 16, 2012.
(9)

Upon his retirement on May 16, 2012, Mr. Pruitt forfeited the value of all unvested restricted stock unit awards including the $828,000 of value reported herein. Accordingly, his compensation total for purposes of this Summary Compensation Table for fiscal 2012, including the $3,124,482 change in the actuarial value of his pension benefit shown in the table, was $3,663,610.

Grants of Plan-Based Awards.    The following table contains information concerning grants of equity and non-equity compensation to the NEOs during the fiscal year ended December 30, 2012.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(i)	(k)	(l)
Talamantes, Patrick J.	02/22/2012	(2)		600,000	600,000				50,000	80,000	$2.76	$305,468
	05/16/2012								100,000	—	$—	235,000
Lintecum, Elaine	02/22/2012	(2)		80,000	80,000				20,000	20,000	$2.76	97,607
	05/16/2012								50,000	—	—	$117,500
Weil, Robert J.	02/22/2012	(2)		600,000	600,000				50,000	80,000	$2.76	305,468
	05/16/2012								50,000	—	$—	$117,500
Zieman, Mark	02/22/2012	(2)		600,000	600,000				50,000	80,000	$2.76	305,468
	05/16/2012								50,000	—	$—	$117,500
Morgan-Prager, Karole	02/22/2012	(2)		500,000	500,000				50,000	60,000	$2.76	$263,601
	05/16/2012								50,000	—	$—	$117,500
Pruitt, Gary B.	02/22/2012	(2)		3,000,000	3,000,000				300,000	—	$—	$828,000

(1)

Amounts include the Omnibus Plan and 2004 Stock Incentive Plan awards described in the Compensation Discussion and Analysis above. There are no thresholds or targets (or equivalent items) associated with the L-TIP awards.

(2)

L-TIP payouts are based on increases in McClatchy’s pre-tax earnings per share over a three-year performance period, and paid at the rate of $1 per unit multiplied by the number of percentage points of increase in pre-tax earnings per share up to 20 (subject to a maximum payout per award per individual of $3,000,000). The performance period for L-TIP awards granted in 2012 began December 30, 2012 and will end on December 27, 2015. Therefore, because no financial results for any portion of the performance period for the fiscal 2012 awards have actually been published, the “Target” shown reflects the maximum payable under the L-TIP awards granted in 2012. As a result, the actual value of these L-TIP awards upon payout may differ significantly from the numbers set forth above. By way of example only, if the performance period were December 25, 2011 to December 30, 2012, there would have been no payout, since fiscal 2012 pre-tax earnings per share did not exceed fiscal 2011 pre-tax earnings per share. Mr. Pruitt’s retirement after the 2012 annual meeting triggered the forfeiture of all of his outstanding L-TIP awards.

(3)

The restricted stock units granted on February 22, 2012 vest on March 1, 2014. The restricted stock units granted to the respective NEOs on May 16, 2012 vest on the third anniversary of the grant date. Mr. Pruitt’s retirement after the 2012 annual meeting triggered the forfeiture of all of his unvested restricted stock unit awards, including the 300,000 restricted stock units reported herein.

(4)	The SARs vest in four equal annual installments beginning on March 1, 2013.
(5)

Amounts represent the full grant date fair value of the restricted stock unit and SAR awards, as computed in accordance with FASB ASC Topic 718, using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 30, 2012.

Outstanding Equity Awards at Fiscal 2012 Year End.    The following table set forth information concerning the outstanding equity awards held by the NEOs as of December 30, 2012. In September 2012, each NEO forfeited all SARs with exercise prices of $40 or more.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Talamantes, Patrick J.	—		80,000	(1)	—	$2.76	02/22/2022	100,000	(5)	$299,000	—	—
	18,750		56,250	(2)	—	$4.08	02/23/2021	50,000	(6)	$149,500	—	—
	50,000		50,000	(3)	—	$3.42	12/15/2019	60,000	(7)	$179,400	—	—
	75,000		25,000	(4)	—	$1.70	12/16/2018	—		—	—	—
	75,000	(11)	—		—	$13.22	12/11/2017	—		—	—	—

Elaine Lintecum	—		20,000	(1)	—	$2.76	02/22/2022	50,000	(5)	$149,500	—	—
	5,000		15,000	(2)	—	$4.08	02/23/2021	20,000	(6)	$59,800	—	—
	10,000		10,000	(3)	—	$3.42	12/15/2019	5,000	(7)	$14,950	—	—
	15,000		5,000	(4)	—	$1.70	12/16/2018	—		—	—	—
	15,000	(11)	—		—	$13.22	12/11/2017	—		—	—	—

Weil, Robert J.	—		80,000	(1)	—	$2.76	02/22/2022	50,000	(5)	$149,500	—	—
	22,500		67,500	(2)	—	$4.08	02/23/2021	50,000	(6)	$149,500	—	—
	60,000		60,000	(3)	—	$3.42	12/15/2019	60,000	(7)	$179,400	—	—
	60,000		30,000	(4)	—	$1.70	12/16/2018	—		—	—	—
	90,000	(11)	—		—	$13.22	12/11/2017	—		—	—	—

Zieman, Mark	—		80,000	(1)	—	$2.76	02/22/2022	50,000	(5)	$149,500	—	—
	5,500		16,500	(2)	—	$4.08	02/23/2021	50,000	(6)	$149,500	—	—
	11,000		11,000	(3)	—	$3.42	12/15/2019	—		—	—	—
	10,000		5,000	(4)	—	$1.70	12/16/2018	—		—	—	—
	14,000	(11)	—		—	$9.07	3/6/2018	—		—	—	—
	6,000	(11)	—		—	$13.22	12/11/2017	—		—	—	—

Morgan-Prager, Karole	—		60,000	(1)	—	$2.76	02/22/2022	50,000	(5)	$149,500	—	—
	15,000		45,000	(2)	—	$4.08	02/23/2021	50,000	(6)	$149,500	—	—
	40,000		40,000	(3)	—	$3.42	12/15/2019	55,000	(7)	$164,450	—	—
	40,000		20,000	(4)	—	$1.70	12/16/2018	—		—	—	—
	60,000	(11)	—			$13.22	12/11/2017	—		—	—	—

Pruitt, Gary B.(9)	375,000	(10)	—		—	$1.70	12/16/2018	—		$—	—	—
	300,000	(11)	—		—	$13.22	12/11/2017	—		—	—	—

(1)	One-quarter of these SARs vest on each of March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016 based on continued service.
(2)	One-quarter of these SARs vest on each of March 1, 2012, March 1, 2013, March 1, 2014 and March 1, 2015 based on continued service.

(3)	One-quarter of these SARs vest on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014 based on continued service.
(4)	One-quarter of these SARs vest on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013 based on continued service.
(5)	These restricted stock units vest on May 16, 2015.
(6)	These restricted stock units vest on March 1, 2014.
(7)	These restricted stock units vest on March 1, 2013.
(8)

Market value calculated by multiplying the closing market price of our Class A Common Stock on December 28, 2012 ($2.99 per share) by the number of units of stock. December 28, 2012 was the last trading day of our fiscal year, which ended on December 30, 2012.

(9)

Upon Mr. Pruitt’s retirement from the Company on May 16, 2012, he forfeited 660,000 unvested restricted stock units that otherwise would have vested on March 1, 2013 or later. Additionally, 125,000 SARs vested upon his retirement (see footnote 10 below). Per the terms of the outstanding award agreements, Mr. Pruitt may exercise his vested SARs during the three-year period after his retirement.

(10)	One-quarter of the 500,000 SARs grant vested on March 1, 2010, March 1, 2011, March 1, 2012 and the remainder vested on May 16, 2012 upon Mr. Pruitt’s retirement.
(11)	One-quarter of the 500,000 SARs grant vested on March 1, 2009, March 1, 2010, March 1, 2011 and March 1, 2012.

Option Exercises and Stock Vesting Table

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Received on Vesting ($)
Talamantes, Patrick J.	—	$—	70,000	179,200
Lintecum, Elaine	—	—	5,000	12,800
Weil, Robert J.	—	—	80,000	204,800
Zieman, Mark	—	—	—	—
Morgan-Prager, Karole	—	—	60,000	153,600
Pruitt, Gary B.	—	—	450,000	1,152,000

(1)	This column represents the total number of shares that were acquired upon vesting. Actual number of shares received were net of shares withheld to pay taxes.

Pension Benefits Table.    The following table sets forth the present value of accumulated pension benefits under each of McClatchy’s Pension Plan and SERP for each of the NEOs during the fiscal year ended December 30, 2012, based on the earliest age at which an NEO is entitled to receive unreduced benefits under the respective plan. Effective March 31, 2009 and February 4, 2009, respectively, benefit accruals under each of the Pension Plan and the SERP were frozen for all participants. Under the SERP, the age of unreduced benefits is age 62 for Mr. Talamantes, Ms. Lintecum and Ms. Morgan-Prager and age 62.58 for Mr. Weil. For Mr. Zieman, who receives nonqualified benefits under the Knight Ridder Benefit Restoration Plan, the unreduced benefits age is 65. In the case of Mr. Talamantes, Ms. Lintecum and Ms. Morgan-Prager the unreduced benefits age is 62 under the Pension Plan. For Mr. Weil and Mr. Zieman the unreduced benefits age is 64.58 and 65, respectively, under the Pension Plan. The present value calculation reflects the amount of such benefit payable as a lump sum. As further described in the discussion following this table, neither the SERP nor the Pension Plan benefit is payable as a lump sum benefit. Under the terms of the Pension Plan and the SERP, these benefits would be payable as a single life annuity, or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date. The single life annuity values are set forth below in the footnote to this table.

2012 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($)(e))
Talamantes, Patrick J.	Supplemental Executive Retirement Plan	7.75	$411,132	$0
	The McClatchy Retirement Plan	7.75	$183,897	$0
Lintecum, Elaine	Supplemental Executive Retirement Plan	20.25	$332,721	$0
	The McClatchy Retirement Plan	20.25	$636,122	$0
Weil, Robert J.	Supplemental Executive Retirement Plan	14.00	$1,736,079	$0
	The McClatchy Retirement Plan	14.00	$513,605	$0
Zieman, Mark	Knight Ridder Benefit Restoration Plan(2)	11.00	$223,056	$0
	The McClatchy Retirement Plan	21.92	$439,685	$0
Morgan-Prager, Karole	Supplemental Executive Retirement Plan	12.92	$538,680	$0
	The McClatchy Retirement Plan	12.92	$348,924	$0
Pruitt, Gary B.(3)	Supplemental Executive Retirement Plan	23.67	$14,244,685	$452,909
	The McClatchy Retirement Plan	23.67	$557,638	$12,605

(1)

Amounts represent the present value of the accumulated benefits available to each NEO under each respective retirement plan. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit are the same as referenced in Note 7 to McClatchy’s audited financial statements contained in its Form 10-K for the year ended December 30, 2012. Specifically, the assumptions used to determine the present value under the Pension Plan were a 4.18% interest rate and the RP 2000 mortality table, and to determine the present value under the SERP were a 4.13% interest rate and the RP 2000 mortality table (or 4.01% in the case of the Knight Ridder Benefit Restoration Plan). The following are the single life annuity monthly amounts payable to each NEO under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan, as described in the narrative above: (a) Mr. Talamantes, $4,255.63 and $1,925.00; (b) Ms. Lintecum, $2,288.71 and $4,407.41; (c) Mr. Weil, $10,020 and $3,612.50; (d) Ms. Morgan-Prager, $4,935.50 and $3,231.02; and (e) Mr. Pruitt, $63,980.80 and $2,521.07. Mr. Zieman’s single life annuity monthly amounts payable under the Knight Ridder Benefit Restoration Plan and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan was $2,410.48 and $4,927.28. In 2012, Mr. Pruitt drew on $452,909 of SERP payments and $12,605 of qualified pension payments for a total of $465,514.

(2)

The Knight-Ridder, Inc. Benefit Restoration Plan (the “KR BRP”) is similar to McClatchy’s Supplemental Pension Plan (described below) insofar as it too is designed to provide post-retirement income commensurate with the participant’s actual income levels, which cannot otherwise be taken into account under the underlying qualified retirement plan. The KR BRP does so by taking into account excess compensation, including annual incentive compensation that might have been deferred under the Knight-Ridder, Inc. Annual Incentive Deferral Plan, and by taking into account highest final average pay whether or not earned in consecutive periods. Payouts under the KR BRP may also exceed the maximum annuity payout limit applicable to the underlying qualified Pension Plan formula. Normal retirement age under the KR BRP is age 65.

(3)	Mr. Pruitt retired in May 2012 and commenced pension payments in joint and 100% survivor form under the SERP in June 2012 and the Pension Plan in August 2012.

Frozen Pension Plan.    Prior to freezing the plan in March 2009, each NEO participated in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan that was open to all full-time and part-time employees of McClatchy and other participating subsidiaries who satisfied a six-month service requirement to become participants in the Plan. Benefits accrued as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrued at a rate of 1.3% of “average monthly earnings” times years of benefits service up to a maximum of 35 such years. For each NEO listed above, the number of years of credited service equals their actual years of credited service with McClatchy or its subsidiaries as of March 2009. Benefits vested after five years of service, or, if earlier and the participant remained an employee at the time, when the participant attains age 65, the normal retirement age for each NEO under the Pension Plan. Each NEO was fully vested in his or her benefits under the Pension Plan as of March 2009. “Average monthly earnings” means the average monthly base pay averaged over the five consecutive calendar years that produces the highest average. Compensation earned after March 31, 2009, does not count in the determination of average monthly earnings.

Upon termination of employment, each NEO generally may not commence benefits prior to age 55. The Pension Plan provided a subsidized early retirement benefit to any NEO with 20 or more years of eligible service, and pursuant to which the NEO would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Finally, the Pension Plan provides for benefits to be paid in the following annuity forms: a single life annuity, or either a 50% or 100% joint and last survivor annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Internal Revenue Service Code limits the maximum benefit that may be paid under the Pension Plan by subjecting annual earnings that can be taken into account in the pension formula to a cap ($250,000 for 2012) and by limiting the amount of benefit that can be paid from the plan (for 2012, an annuity at normal retirement age cannot exceed $200,000).

Supplemental Pension Plan.    In order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels, McClatchy’s SERP provided enhanced pension benefits to our NEOs in addition to the amounts that were permitted to accrue under the Pension Plan. Accordingly, the SERP benefit was determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. For each NEO, the SERP provided a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of SERP participation service, up to a maximum of 35 such years. “Enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average was determined for the three years of Pension Plan participation that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan.

Normal retirement age under the SERP is age 65 for each NEO. Under the SERP, an unreduced benefit was payable to a vested participant who terminates employment within three years of normal retirement age. Accordingly, each NEO would be entitled to an unreduced benefit commencing at age 62.

A SERP participant was vested in his or her SERP benefit after five years of benefit service. Accordingly, each of the NEOs was fully vested in his or her SERP benefit as of February 2009. The SERP does not provide for payment as a lump sum, but rather provides for benefit in any form provided under the Pension Plan and at the time specified in the participant’s 409(a) election.

Non-Qualified Deferred Compensation.    As described above, McClatchy maintains a Benefit Restoration Plan and Bonus Recognition Plan. Participants are vested in the Benefit Restoration Plan and Bonus Recognition Plan after three years of employment with the Company. All of the NEOs are vested in the plans. Except in the case of termination of employment due to a participant’s death or disability, a participant’s eligible benefits under the plans will be distributed to vested employees following the close of each year in which benefits are earned without interest. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum. Except for terminations of employment under the plans occurring in 2011, distributions were made as soon as practicable following July 25, 2012 in a lump sum.

Potential Payments Upon Termination and Agreements and Change in Control

Only Mr. Talamantes is entitled to receive severance payments and continued benefits upon certain terminations of employment, as described below, which do not include terminations in connection with a change in control of McClatchy. These provisions were entered into in connection with the negotiation of Mr. Talamantes’ employment agreement in 2012 and were what the Compensation Committee believed were competitive and consistent with industry practice at the time. In addition, we believe severance payments upon termination of employment outside of the control of Mr. Talamantes are reasonable and fair given Mr. Talamantes’ long-term commitment to McClatchy and our overall performance during the period since he joined the Company. During the period of 2012 that he was CEO, Mr. Pruitt also was entitled to receive severance payments and continued benefits upon certain terminations of employment, as described below, which did not include terminations in connection with a change in control of McClatchy.

In addition, upon a change in control of McClatchy, pursuant to the terms of our equity plans, all outstanding unvested equity awards accelerate and vest in full.

Mr. Talamantes Employment Agreement

McClatchy entered into an employment agreement, dated May 16, 2012, with Mr. Talamantes (the “CEO Employment Agreement”). The term of the CEO Employment Agreement is two years unless terminated earlier by the Company or Mr. Talamantes under the CEO Employment Agreement.

Signing Bonus

As a signing bonus, Mr. Talamantes received an RSU award covering 100,000 shares of the Company’s Class A Common Stock (the “Special Award”). The Special Award shall vest in full on May 16, 2015, subject to Mr. Talamantes’ continued service to that date. Such Special Award, however, will vest in full in the event of the termination of Mr. Talamantes’ employment by death or disability, or if he is involuntarily terminated by the Company without “cause” or resigns for “good reason” (each as defined below).

Termination

If Mr. Talamantes is terminated by the Company for any reason other than “cause” or “disability” or he resigns for “good reason” (each as defined below), he will be entitled to (i) his accrued compensation (described below), (ii) a lump sum severance payment equal to one million dollars, and (iii) complete vesting of his Special Award. If Mr. Talamantes had been terminated on December 28, 2012, under circumstances giving rise to severance, the cash severance plus the value of the vesting of his Special Award amount would have been $1,299,000.

In the event that Mr. Talamantes’ employment is terminated (i) involuntarily by the Company other than without “cause” (as defined below), (ii) voluntarily by Mr. Talamantes other than for “good reason” (as defined in below), or (iii) automatically upon Mr. Talamantes’ death, he shall be entitled only to his accrued compensation (described below). If Mr. Talamantes had been terminated on December 28, 2012, his accrued compensation would have consisted exclusively of unpaid salary and benefits.

For purposes of the severance benefits described above:

•

“cause” means (i) Mr. Talamantes’ willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Talamantes’ willful act of gross misconduct that is materially injurious to the Company;

•

“good reason” means (i) Mr. Talamantes’ demotion or a material reduction in his base salary, without his written consent, (ii) the Company’s failure to make the Special Award, (iii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the President and Chief Executive Officer of the Company or its successor), (iv) Mr. Talamantes’ removal from the Company’s Board of Directors, or (v) relocation of the Company’s headquarters from Sacramento, California; and

•

“disability” means Mr. Talamantes’ inability, at the time notice is given, to perform his duties under the CEO Employment Agreement for a period of not less than six consecutive months as a result of an illness or injury, as determined for purposes of the Company’s long-term disability income insurance.

Accrued Compensation

Under Mr. Talamantes’ CEO Employment Agreement, his accrued compensation consists of (i) any unpaid base salary to the date of his termination, (ii) all vested benefits under applicable written plans and programs maintained by the Company subject to the terms and conditions of such plans or programs, (iii) reimbursement of reasonable business expenses and disbursements in accordance with the Company’s applicable written policy; and (iv) any accrued but unpaid vacation payable in connection with a termination of employment under the Company’s applicable vacation policy.

Mr. Pruitt Employment Agreement

McClatchy entered into an employment agreement, dated June 1, 1996, and amended and restated on October 20, 2003, and amended as of December 16, 2008, and February 4, 2009, with Mr. Pruitt (the “Pruitt Employment Agreement”). On June 1 of each year, the term of the agreement automatically extended for one year so that effective on each June 1, the remaining term of employment was a full three-year period. Therefore, on June 1, 2011, the term of the agreement extended to June 1, 2014.

Because Mr. Pruitt’s retirement was a non-disability, voluntary retirement, none of the separation payments described below were payable to him upon his retirement after the 2012 annual meeting. His retirement resulted in (i) forfeiture of all unvested restricted stock units as of the 2012 annual meeting date; (ii) immediate vesting of 125,000 SARs representing the final tranche of a grant made in December 2008 that was scheduled to vest on March 1, 2013; and (iii) commencement of payment of his supplemental executive retirement plan benefits as a reduced life annuity with a June 1, 2012 starting date, subject to a six month deferral period pursuant to Internal Revenue Code Section 409A. Mr. Pruitt did not receive any separation payments in connection with his retirement from the Company, but was entitled to elect COBRA continuation coverage under the Company’s group health plans and to elect, in due course, to receive his account balance under the Company’s 401(k) Plan and his pension under the Pension Plan. Nevertheless, because the Pruitt Employment Agreement was in effect for part of fiscal year 2012, we are required to describe the provisions even though the contract expired after the annual meeting without severance or disability payments.

Involuntary Termination or Termination for “Good Reason”

If, during the term of the agreement, Mr. Pruitt’s employment was involuntarily terminated for any reason other than “cause,” “mental incompetence” or “disability,” or if he resigned for “good reason” (as these terms are defined below), he was entitled to a severance payment for the balance of the term of the agreement then in effect, equal to 300% of (i) his base salary, at the rate then in effect, plus (ii) the average of his annual bonuses for the three completed fiscal years prior to termination. The severance payment would be made in a lump sum.

In addition, if a severance payment was made, Mr. Pruitt’s group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment or until he and his dependents become eligible for comparable coverage as a result of his re-employment, whichever was earlier.

For purposes of the severance benefits described above:

•

“cause” meant (i) Mr. Pruitt’s willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Pruitt’s willful act of gross misconduct that is materially injurious to the Company; and

•

“good reason” meant (i) Mr. Pruitt’s demotion, (ii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the Chief Executive Officer of the Company or its successor), (iii) Mr. Pruitt’s removal from the Company’s Board of Directors, (iv) relocation of the Company’s headquarters from Sacramento, California, or (v) any situation that would impair the ability of Mr. Pruitt to exercise the authority and perform the functions customarily exercised and performed by the Company’s Chief Executive Officer.

Termination Due to Disability

If, during the term of the agreement, Mr. Pruitt’s employment was terminated because of disability, he was entitled to a supplemental disability benefit in an amount equal to 60% of his base salary at the rate then in effect until the third anniversary of the effective date of termination of employment or until disability benefits under McClatchy’s group insurance plan were discontinued, whichever was earlier, reduced by all other disability benefits that were payable to him under McClatchy’s group insurance plan and all federal or state insurance programs. McClatchy had insurance coverage for the full amount of these payments.

In addition, pursuant to the terms of the agreement, if Mr. Pruitt’s employment was terminated because of disability, his group insurance benefits were to be continued for three years or, if of shorter duration, as long as any disability benefit was payable.

No Gross-Up Provisions

Under the terms of Mr. Pruitt’s employment agreement, in the event it was determined that any payment or distribution was owed to Mr. Pruitt (including the right to exercise or vesting of options, restricted stock or other equity compensation) by McClatchy, its affiliates or any person who acquires ownership or effective control of a substantial portion of McClatchy or its assets (within the meaning of section 280G of the Internal Revenue Code of 1986 (“Code”)) would be subject to the excise tax imposed by section 4999 (the “Excise Tax”) of the Code, then such payments or distributions made to Mr. Pruitt would be reduced to $1 less than the value at which such payments or distributions would be subject to the Excise Tax. Mr. Pruitt had the right to designate the rights, payments or benefits that would be reduced or eliminated so as to avoid having the payment or benefit deemed subject to Excise Tax.

Potential Walk-Away Payments

The following table sets forth quantitative information with respect to potential payments to Mr. Talamantes or his beneficiaries upon termination in various circumstances as described above, assuming termination on December 28, 2012.

Mr. Talamantes—Presumed December 28, 2012 Termination Date

Type of Compensation	Voluntary	Disability	Death	For Cause	Not-for-Cause	Change-in-Control
Cash severance benefit	$0	$0	$0	$0	$1,000,000	$0
Restricted Stock/Units(1)	$0	$328,900	$328,900	$0	$328,900	$328,900
SARs(2)	$0	$32,250	$32,250	$0	$0	$50,650

Retention RSUs(1)	$0	$299,000	$299,000	$0	$299,000	$299,000
Benefit Restoration/Bonus Recognition	$0	$0	$0	$0	$0	$0
Pension/SERP Lump Sum(3)	$620,000	$616,000	$587,000	$620,000	$620,000	$620,000
Savings Plan benefit(4)	$99,723	$99,723	$99,723	$99,723	$99,723	$99,723
Continuation of Insurance Benefits	$0	$0	$0	$0	$0	$0
Survivor Death Benefit	$0	$0	$0	$0	$0	$0
Tax gross-up	$0	$0	$0	$0	$0	$0

Sub-Total	$719,723	$1,375,873	$1,346,873	$719,723	$2,347,623	$1,398,273

Less: accumulated benefit restoration/bonus recognition account and vested pension and savings plan benefits	$719,723	$715,723	$686,723	$719,723	$719,723	$719,723

Amount Triggered due to Termination	$0	$660,150	$660,150	$0	$1,627,900	$678,550

(1)

Assumes a $2.99 stock price (closing price on December 28, 2012). Mr. Talamantes has outstanding RSUs under three separate agreements. In February 2010, Mr. Talamantes received 60,000 RSUs, all of which are currently unvested. On February 22, 2012, Mr. Talamantes received 50,000 RSUs, all of which will fully vest on March 1, 2014. On May 16, 2012, Mr. Talamantes received 100,000 RSUs as an inducement to assume the role of CEO (the “Retention RSU”). All of these RSUs will vest on May 16, 2015.

(2)

Uses a $2.99 stock price (closing price on December 28, 2012). On February 22, 2012, Mr. Talamantes was granted 80,000 SARs, all of which are currently unvested, with an exercise price of $2.76 per share. Previously, he was granted 100,000 SARs, 25,000 of which are currently unvested, with an exercise price of $1.70 per share.

(3)	Represents the lump sum value as of December 31, 2012, using an annual discount rate of 4.13% for the SERP benefits and 4.18% for the McClatchy Company Retirement Plan benefits.
(4)	Includes the matching contribution account and supplemental contribution account balances under the Savings Plan.

Change-in-Control Arrangements

Pursuant to our equity plans, in the event of a change in control of McClatchy, each outstanding unvested equity award held by the NEOs will become fully vested and nonforfeitable. If a change in control had occurred on December 28, 2012 (the last trading day prior to the fiscal year end), the equity awards becoming vested would have consisted of the SARs, restricted stock units and performance restricted stock set forth in the following table.

Name	Value of SARs ($)	Value of Restricted Stock Units ($)	Total ($)
Mr. Talamantes	$50,650	$627,900	$678,550
Ms. Lintecum	$11,050	$224,250	$235,300
Mr. Weil	$57,100	$478,400	$535,500
Mr. Zieman	$24,850	$299,000	$323,850
Ms. Morgan-Prager	$39,600	$463,450	$503,050

Compensation Committee Interlocks and Insider Participation

Until May 16, 2012, S. Donley Ritchey served as the chairman and Leroy Barnes, Jr., Molly Maloney Evangelisti and Theodore R. Mitchell served as members of the Compensation Committee. On May 16, 2012, Mr. Barnes was named chairman of the Compensation Committee. Mr. Ritchey remained a member. None of these individuals was an officer or employee of McClatchy at any time during fiscal year 2012 and none of these individuals has ever been an officer of McClatchy. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee of McClatchy.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. The Company’s policy for the review, approval or ratification of related party transactions states that the Audit Committee must review any related party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related persons include executive officers, directors and director nominees of the Company or their immediate family members or shareholders owning 5% or greater of the Company’s securities. McClatchy currently has no related party transactions.

REPORT OF THE AUDIT COMMITTEE

During 2012, S. Donley Ritchey served as the chairman and Leroy Barnes, Jr., Kathleen Foley Feldstein, and Frederick R. Ruiz served as members of the Audit Committee. Each of the members of the Audit Committee was independent (as that term is defined under the NYSE’s current listing standards). The Board of Directors designated Mr. Ritchey and Mr. Barnes as the 2012 “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on March 20, 2013. Among other things, the Audit Committee:

•	appoints and oversees the work of the independent auditors and reviews and recommends to the Board the discharge, if necessary, of the independent auditors;

•

preapproves (or may subsequently approve where permitted under the rules of the SEC) engagements of the independent auditors to perform audit or non-audit services, including by establishing preapproval policies and procedures;

•	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

•

discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

•	reviews with management and the independent auditors McClatchy’s annual SEC filings;

•	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

•

reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

•	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	establishes and reviews codes of conduct; and

•	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•

it has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	it has discussed with the independent auditors the auditors’ independence; and

•

it has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 30, 2012.

Respectfully submitted by the members of the Audit Committee of McClatchy.

S. DONLEY RITCHEY, Chairman

LEROY BARNES, JR.

KATHLEEN FOLEY FELDSTEIN

FREDERICK R. RUIZ

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received or written representations from reporting persons stating that they were not required to file these forms, during the fiscal year ended December 30, 2012, no director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations 2100 Q Street Sacramento, California 95816, (916) 321-1844

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at McClatchy’s 2014 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 3, 2013, to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, we will seek discretionary authority in our proxy for our 2014 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 13, 2014.

April 2, 2013	By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

VOTE BY INTERNET – www.proxyvote.com
THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32375-Z54795	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Leroy Barnes, Jr.	05) William B. McClatchy
	02) Molly Maloney Evangelisti	06) Theodore Mitchell
	03) Brown McClatchy Maloney	07) Frederick R. Ruiz
	04) Kevin S. McClatchy	08) Patrick J. Talamantes

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2013 fiscal year.							☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32376-Z54795
THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 14, 2013 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Patrick Talamantes and Karole Morgan-Prager, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:00 AM, Local Time on May 14, 2013, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com
THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32373-P06772-Z54795	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
01) Elizabeth Ballantine
02) Kathleen Feldstein
03) Clyde Ostler

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2013 fiscal year.							☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32374-P06772-Z54795
THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 14, 2013 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Patrick Talamantes and Karole Morgan-Prager, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:00 AM, Local Time on May 14, 2013, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side